Exhibit 4.15

Private & Confidential

Dated 27 February 2015

DEVOCEAN MARITIME LTD.

DOMINA MARITIME LTD.

and

DULAC MARITIME S.A.

arranged by

HSH NORDBANK AG

with

HSH NORDBANK AG

as Agent

HSH NORDBANK AG

as Security Agent

guaranteed by

GLOBUS MARITIME LIMITED

FACILITY AGREEMENT

for $30,000,000 Loan

THIS AGREEMENT is dated 27 February 2015 and made between:

(1)	THE ENTITIES listed in Schedule 1 as borrowers (the Borrowers);

(2)	GLOBUS MARITIME LIMITED (the Parent);

(3)	HSH NORDBANK AG as mandated lead arranger (the Arranger);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);

(5)	HSH NORDBANK AG (the Hedging Provider) as Hedging Provider;

(6)	HSH NORDBANK AG as agent of the other Finance Parties (the Agent); and

(7)	HSH NORDBANK AG as security agent of the Finance Parties (the Security Agent).

IT IS AGREED as follows:

Section 1 - Interpretation

1	Definitions and interpretation

Definitions

1.1	In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 26 (Bank accounts).

Account Bank means, in relation to any Account, either the Security Agent or another bank designated by the Agent as the Account Bank for the purposes of this Agreement and includes it’s successors in title.

Account Holder(s) means, in relation to any Account, each Obligor in whose name that Account is held.

Account Security means, in relation to an Account, a deed or other instrument by the relevant Account Holder(s) in favour of the Security Agent or, as the case may be, the Finance Parties in an agreed form conferring a Security Interest over that Account.

Accounting Reference Date means 31 December or such other date as may be approved by the Lenders.

Additional Cost Rate has the meaning given to it in Schedule 6 (Mandatory Cost formulae).

Advance means the Devocean Advance, the Domina Advance and the Dulac Advance, and Advances means, together, any or all of them.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as such under the Finance Documents

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG, Grant Thornton or Deloitte & Touche or another firm approved by the Majority Lenders.

Available Facility means, at any relevant time, such part of the Total Commitments (drawn and undrawn) which is available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Commitments is not cancelled or reduced under this Agreement.

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Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

Basel II Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel II Regulation in force as at the date hereof (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel II Regulation means:

(a)	any law or regulation implementing the Basel II Accord (including the relevant provisions of directive 2013/36/EU (CRD IV) and regulation 575/2013 (CRR) of the European Union) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel III Regulation means any law or regulation implementing the Basel III Accord (including CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation.

Break Costs means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

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(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Hamburg, Piraeus and New York.

Change of Control occurs if at any time:

(a)	a Borrower ceases to be a wholly-owned direct Subsidiary of the Parent; or

(b)	any person or persons acting in concert who is not approved by the Agent (acting on the instructions of all Lenders) obtains (i) direct or indirect control of the Parent or the Manager.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.

Charter means, in relation to a Ship, any time charter or any other contract for the employment of that Ship (including a pool agreement) made or (as the context may require) to be made from time to time between the relevant Owner and the relevant Charterer for the chartering of such Ship to (or other employment of such Ship by) such Charterer for a period exceeding thirteen (13) months (including any options to extend contained therein) and Charters means, together, any or all of them.

Charter Assignment means, in relation to a Ship and its Charter Documents, an assignment by the relevant Owner of its interest in such Charter Documents in favour of the Security Agent in the agreed form.

Charter Documents means, in relation to a Ship, the Charter of that Ship, any documents supplementing it and any guarantee or security given by any person for the relevant Charterer’s obligations under it.

Charterer means, in relation to a Ship, any person who is the charterer of such Ship.

Classification means, in relation to a Ship, the classification specified in respect of such Ship in Schedule 2 (Ship information) with the relevant Classification Society or another classification approved by the Majority Lenders (such approval not to be unreasonably withheld) as its classification, at the request of the relevant Owner.

Classification Society means, in relation to a Ship, the classification society specified in respect of such Ship in Schedule 2 (Ship information) or another classification society (being a member of the International Association of Classification Societies (IACS) (but in any event excluding China Classification Society and Russian Maritime Register of Shipping) or, if such association no longer exists, any similar association nominated by the Agent) approved by the Majority Lenders (such approval not to be unreasonably withheld) as its Classification Society, at the request of the relevant Owner.

Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The original parties) and the amount of any other Commitment assigned to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment assigned to it under this Agreement,

to the extent not cancelled, reduced or assigned by it under this Agreement.

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Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or otherwise approved.

Confidential Information means all information relating to an Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 43 (Confidentiality); or

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(c)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confirmation shall have, in relation to any Hedging Transaction, the meaning given to it in the Hedging Master Agreement.

Constitutional Documents means, in respect of an Obligor, such Obligor's memorandum and articles of association, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).

Default means an Event of Default or any event or circumstance specified in clause 29 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default.

Devocean Advance means a borrowing of a proportion of the Total Commitments by the Borrowers not to exceed the amount determined pursuant to clause 5.6 or (as the context may require) the outstanding principal amount of such borrowing.

Devocean Ship means the ship described in Schedule 2 (Ship Information) Part 1.

Disposal Repayment Date means in relation to:

(a)	a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date; and

(b)	a sale of a Mortgaged Ship by the relevant Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price.

Domina Advance means a borrowing of a proportion of the Total Commitments by the Borrowers not to exceed the amount determined pursuant to clause 5.7 or (as the context may require) the outstanding principal amount of such borrowing.

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Domina Ship means the ship described in Schedule 2 (Ship Information) Part 2.

Dulac Advance means a borrowing of a proportion of the Total Commitments by the Borrowers not to exceed the amount determined pursuant to clause 5.8 or (as the context may require) the outstanding principal amount of such borrowing.

Dulac Ship means the ship described in Schedule 2 (Ship Information) Part 3.

Earnings means, in relation to a Ship and a person, all money at any time payable to that person for or in relation to the use or operation of such Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from such Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.

Earnings Account means any Account designated as an "Earnings Account" under clause 26 (Bank accounts).

Environmental Claims means:

(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)	any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)	any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

Event of Default means any event or circumstance specified as such in clause 29 (Events of Default).

Existing Facility means the facility agreement dated 26 November 2007 made (inter alios) between the Borrowers and Credit Suisse AG, in respect of a loan of (originally) up to $120,000,000, as amended, supplemented and/or restated from time to time.

Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility).

Facility Office means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office through which it will perform its obligations under this Agreement; and

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.

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Final Repayment Date means, subject to clauses 36.12 and 36.13 (Business Days), the earlier of (a) 31 January 2020 and (b) the date falling 57 months after the date on which the Facility becomes available for borrowing in accordance with clause 4 (Conditions of Utilisation).

Finance Documents means this Agreement, the Security Documents, any Hedging Contracts, any Hedging Master Agreement and any other document designated as such by the Agent and the Borrowers.

Finance Party means the Agent, the Security Agent, the Arranger, the Hedging Provider or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under GAAP;

(i)	any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back, sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

First Repayment Date means, subject to clauses 36.12 and 36.13 (Business Days), in relation to each Advance the date falling three months after the Utilisation Date for such Advance.

Flag State means, in relation to a Ship, the country specified in respect of such Ship in Schedule 2 (Ship information), or such other state or territory as may be approved by the Lenders, at the request of the relevant Owner, as being the "Flag State" of such Ship for the purposes of the Finance Documents.

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Fleet Vessel means each Mortgaged Ship and any other vessel owned, operated, managed or crewed by any Group Member.

GAAP means IFRS or such other accounting standard agreed form from time to time by the Agent and the Parent.

General Assignment means, in relation to a Ship in respect of which the mortgage is not an account current form, a first assignment of its interest in the Ship's Insurances, Earnings and Requisition Compensation by the relevant Owner in favour of the Security Agent in the agreed form.

Group means the Parent and its Subsidiaries for the time being and, for the purposes of clauses 19.3 and 19.4 (Financial statements) and clause 20 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.

Group Member means any Obligor and any other entity which is part of the Group.

Hedging Contract means any Hedging Transaction between one or more of the Borrowers and the Hedging Provider pursuant to any Hedging Master Agreement and includes any Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction and any contract in relation to such a Hedging Transaction constituted and/or evidenced by them and Hedging Contracts means all of them.

Hedging Contract Security means a deed or other instrument by the Borrowers in favour of the Security Agent in the agreed form conferring a Security Interest over any Hedging Contracts.

Hedging Exposure means, as at any relevant date, the aggregate of the amount certified by the Hedging Provider to the Agent to be the net amount in dollars:

(a)	in relation to all Hedging Contracts that have been closed out on or prior to the relevant date, that is due and owing the Borrowers to the Hedging Provider in respect of such Hedging Contracts on the relevant date; and

(b)	in relation to all Hedging Contracts that are continuing on the relevant date, that would be payable by the Borrowers to the Hedging Provider under (and calculated in accordance with) the early termination provisions of the Hedging Contracts as if an Early Termination Date (as defined in the relevant Hedging Master Agreement) had occurred on the relevant date in relation to all such continuing Hedging Contracts.

Hedging Master Agreement means any agreement made or (as the context may require) to be made between the Borrowers and the Hedging Provider comprising an ISDA Master Agreement and the Schedule thereto in the agreed form.

Hedging Payment Dates means each of the dates when amounts are due and payable by the Borrowers to the Hedging Provider under the Hedging Master Agreement.

Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term “Transaction” in that Hedging Master Agreement.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 (as may be amended and/or updated from time to time) to the extent applicable to the relevant financial statements.

Increased Costs has the meaning given to it in clause 13.2.

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Indemnified Person means:

(a)	each Finance Party and each Receiver and any attorney, agent or other person appointed by them under the Finance Documents;

(b)	each Affiliate of those persons; and

(c)	any officers, directors, employees, advisers, representatives or agents of any of the above persons.

Insurance Notice means, in relation to a Ship, a notice of assignment in the form scheduled to the Ship’s General Assignment or in another approved form.

Insurances means, in relation to a Ship:

(a)	all policies and contracts of insurance including any and all rights and claims which the relevant Borrower may have under or in connection with any cut-through clause in any reinsurance contract relating to policies and contracts of insurance; and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association,

in the name of such Ship’s owner or the joint names of its owner and any other person in respect of or in connection with such Ship and/or its owner’s Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

Interbank Market means the London interbank market.

Interest Period means, in relation to the Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clauses 8.3 to 8.5 (Default interest).

Last Availability Date means 30 April 2015 (or such later date as may be approved by the Lenders).

Legal Opinion means any legal opinion delivered to the Agent under clause 4 (Conditions of Utilisation).

Legal Reservations means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with clause 31 (Changes to the Lenders),

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which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

LIBOR means, in relation to the Loan or any part of it or any Unpaid Sum:

(a) the applicable Screen Rate; or

(b) if no Screen Rate is available for dollars for the relevant Interest Period, the Reference Bank Rate,

as of 11:00 a.m. on the Quotation Day for a period equal in length to the Interest Period of the Loan or relevant part of it or Unpaid Sum and, if that rate is less than zero, LIBOR shall be deemed to be zero.

Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship's Insurances in the form scheduled to the Ship’s General Assignment or in another approved form.

Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means, in relation to a Ship, the amount specified as such in Schedule 2 (Ship information) against the name of such Ship or the equivalent in any other currency.

Majority Lenders means:

(a)	if no part of the Loan is then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan aggregate more than 66 2/3 per cent of the Loan.

Manager's Undertaking means, in relation to a Ship, an undertaking by any manager of the Ship to the Security Agent in the agreed form pursuant to clause 22.6 (Manager).

Mandatory Cost means the percentage rate per annum calculated by the Agent in accordance with Schedule 6 (Mandatory Cost formulae).

Margin means:

(a)	in respect of an Interest Period of a duration other than one (1) month, three per cent (3%) per annum; and

(b)	in respect of an Interest Period of a duration of one (1) month, three point ten per cent (3.10%) per annum.

Material Adverse Effect means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

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(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity, legality or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Minimum Value means, at any time, the amount in dollars which is at that time one hundred and twenty five per cent of the Loan at that time.

Mortgage means, in relation to a Ship, a first mortgage of the Ship in the agreed form by the relevant Owner in favour of the Security Agent.

Mortgage Period means, in relation to a Mortgaged Ship, the period from the date the Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.

Mortgaged Ship means, at any relevant time, any Ship which is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.

New Lender has the meaning given to that term in clause 31 (Changes to the Lenders).

Obligors means the parties to the Finance Documents (other than Finance Parties) and Obligor means any one of them.

Original Financial Statements means the unaudited consolidated financial statements of the Group for the first three financial quarters of its financial year ended 2014.

Original Jurisdiction means, in relation to an Original Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.

Original Obligor means each party to this Agreement and the Original Security Documents (other than a Finance Party).

Original Security Documents means:

(a)	the Mortgages over each of the Ships;

(b)	the General Assignment in relation to each of the Ships;

(c)	the Account Security;

(d)	any Charter Assignment in relation to a Ship’s Charter Documents;

(e)	the Hedging Contract Security; and

(f)	any Manager's Undertaking in relation to a Ship if required under clause 22.6 (Manager).

Owner means, in relation to a Ship, the person specified against the name of that Ship in Schedule 2 (Ship information).

Parent means the company described as such in Schedule 1 (The original parties).

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

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Payment Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Permitted Maritime Liens means, in relation to any Mortgaged Ship:

(a)	unless a Default is continuing, any ship repairer's or outfitter's possessory lien in respect of the Ship for an amount not exceeding the Major Casualty Amount;

(b)	any lien on the Ship for master's, officer's or crew's wages outstanding in the ordinary course of its trading; and

(c)	any lien on the Ship for salvage.

Permitted Security Interests means, in relation to any Mortgaged Ship, any Security Interest over it which is:

(a)	granted by the Finance Documents; or

(b)	a Permitted Maritime Lien.

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Quasi Security has the meaning given to it in clauses 27.2 to 27.5 (General negative pledge).

Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.

Reference Banks means, in relation to LIBOR and Mandatory Cost, HSH Nordbank AG or such other banks as may be appointed by the Agent in consultation with the Borrowers.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the Interbank Market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

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Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner's title to such Ship and the relevant Mortgage under the laws of its Flag State.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any Charged Property owned by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Repayment Date means, in relation to an Advance:

(a)	the First Repayment Date for that Advance;

(b)	each of the dates falling at 3 monthly intervals thereafter up to but not including the Final Repayment Date; and

(c)	the Final Repayment Date.

Repeating Representations means each of the representations and warranties set out in clauses 18.2 (Status) to 18.21 (Ranking and effectiveness of security) and clause 18.26 (Centre of main interests and establishments).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.

Retention Account means any Account designated as a "Retention Account" under clause 26 (Bank accounts).

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders.

Security Agent includes any person as may be appointed as such under the Finance Documents.

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Security Documents means:

(a)	the Original Security Documents;

(b)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the aggregate of the values (or, if less in relation to an individual Ship, the maximum amount capable of being secured by the Mortgage of the relevant Ship) of all of the Mortgaged Ships which have not then become a Total Loss and (b) the value of any additional security then held by the Security Agent or any other Finance Party provided under clause 25 (Minimum security value)), in each case as most recently determined in accordance with this Agreement.

Selection Notice means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with clause 9 (Interest Periods).

Ship Commitment means, in relation to a Ship, the amount specified against the name of such Ship in Schedule 2 (Ship information), as cancelled or reduced pursuant to any provision of this Agreement.

Ship Representations means each of the representations and warranties set out in clause 18.46 (Ship status).

Ships means each of the ships described in Schedule 2 (Ship information) and Ship means any of them.

Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.

Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than 50 per cent.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Total Commitments means the aggregate of the Commitments, being $30,000,000 at the date of this Agreement.

Total Loss means, in relation to a vessel, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or

(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention for more than 30 days.

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Total Loss Date means, in relation to the Total Loss of a vessel:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i)	the date notice of abandonment of the vessel is given to its insurers; or

(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel's insurers;

(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and

(d)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 30 days after the date upon which it happened.

Total Loss Repayment Date means, where a Mortgaged Ship has become a Total Loss, the earlier of:

(a)	the date 90 days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Transfer Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

Transfer Date means, in relation to an assignment, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Trust Property means, collectively:

(a)	all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)	any portion of the balance on any Account held by or charged to the Security Agent at any time;

(c)	the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

(d)	all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

(e)	all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

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Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Utilisation means the making of an Advance.

Utilisation Date means the date on which a Utilisation is made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Construction

1.2	Unless a contrary indication appears, any reference in any of the Finance Documents to:

(a)	Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(b)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(c)	words importing the plural shall include the singular and vice versa;

(d)	a time of day is to Hamburg time and, in respect of the calculation of LIBOR only, London time;

(e)	any person includes its successors in title, permitted assignees or transferees;

(f)	the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(g)	agreed form means:

(i)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;

(ii)	prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrowers as the form in which that Finance Document is to be executed or another form approved at the request of the Borrowers or, if not so agreed or approved, is in the form specified by the Agent;

(h)	approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent (on such conditions as the Agent may impose) and approval and approve shall be construed accordingly;

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(i)	assets includes present and future properties, revenues and rights of every description;

(j)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(k)	charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(l)	control of an entity means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(C)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(ii)	the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

(m)	the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(n)	$, USD and dollars denote the lawful currency of the United States of America;

(o)	the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent's spot rate of exchange);

(p)	a government entity means any government, state or agency of a state;

(q)	a group of Lenders includes all the Lenders;

(r)	a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

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(s)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(t)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(ii)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month and the above rules in paragraphs (i) to (ii) will only apply to the last month of any period;

(u)	an obligation means any duty, obligation or liability of any kind;

(v)	something being in the ordinary course of business of a person means something that is in the ordinary course of that person's current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(w)	pay or repay in clause 27 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(x)	a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(y)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation;

(z)	right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(aa)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(bb)	(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(cc)	an entity is a “wholly-owned Subsidiary” of another entity if it has no members except that other and that other's wholly-owned Subsidiaries or persons acting on behalf of that other or its wholly-owned Subsidiaries; and

(dd)	a provision of law is a reference to that provision as amended or re-enacted.

1.3	Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

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1.4	Section, clause and Schedule headings are for ease of reference only.

1.5	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.6	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.7	Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

Third party rights

1.8	Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

1.9	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

1.10	An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

Finance Documents

1.11	Where any other Finance Document provides that this clause 1.11 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

Conflict of documents

1.12	The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

Terms of agreement

1.13	This Agreement reflects the terms of an agreement reached in principle between the Agent and the Borrowers during December 2014.

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Section 2 - The Facility

2	The Facility

The Facility

2.1	Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Commitments by way of the Devocean Advance, the Domina Advance and the Dulac Advance.

Finance Parties' rights and obligations

2.2	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.4	A Finance Party may, except as otherwise stated in the Finance Documents (including clauses 33.82 and 33.83 (All enforcement action through the Security Agent)) and clauses 34.2 and 34.3 (Finance Parties acting together), separately enforce its rights under the Finance Documents.

Borrowers' rights and obligations

2.5	The obligations of each Borrower under this Agreement are joint and several. Failure by a Borrower to perform its obligations under this Agreement shall constitute a failure by all of the Borrowers.

2.6	Each Borrower irrevocably and unconditionally jointly and severally with each other Borrower:

(a)	agrees that it is responsible for the performance of the obligations of each other Borrower under this Agreement;

(b)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Borrowers under this Agreement; and

(c)	agrees with each Finance Party that, if any obligation of another Borrower under this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all Losses it incurs as a result of another Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that other Borrower under this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

2.7	The obligations of each Borrower under the Finance Documents shall continue until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

2.8	If any discharge, release or arrangement (whether in respect of the obligations of a Borrower or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Borrowers under this Agreement will continue or be reinstated as if the discharge, release or arrangement had not occurred.

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2.9	The obligations of each Borrower under the Finance Documents shall not be affected by an act, omission, matter or thing which, but for this clause (whether or not known to it or any Finance Party), would reduce, release or prejudice any of its obligations under the Finance Documents including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

2.10	Each Borrower waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Borrower under any Finance Document. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.11	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Borrower will be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any money received from any Borrower or on account of any Borrower's liability under any Finance Document.

2.12	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs (on such terms as it may require), no Borrower shall exercise any rights (including rights of set-off) which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other Obligor or any guarantor of any Obligor's obligations under the Finance Documents; and/or

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(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

3	Purpose

Purpose

3.1	The Borrowers shall apply all amounts borrowed under the Facility in accordance with this clause 3.

Refinancing

3.2	The Commitments shall initially be made available solely for (a) the purpose of assisting the Borrowers to refinance certain amounts owing under the Existing Facility and (b) general working capital purposes.

Monitoring

3.3	No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

Initial conditions precedent

4.1 The Lenders will only be obliged to comply with clauses 5.9 to 5.12 (Lenders' participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to any Utilisation) in form and substance satisfactory to the Agent.

Ship and security conditions precedent

4.2	The Total Commitments or (as the case may be) the relevant part thereof in respect of an Advance shall only become available for borrowing under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Ship and security conditions precedent) in form and substance satisfactory to the Agent.

Notice to Lenders

4.3	The Agent shall notify the Lenders and the Borrowers promptly after receipt by it of the documents and evidence referred to in this clause 4 in form and substance satisfactory to it. Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

Further conditions precedent

4.4	The Lenders will only be obliged to comply with clauses 5.9 to 5.12 (Lenders' participation) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation; and

(b)	on the date of the Utilisation Request and on the proposed Utilisation Date, the Repeating Representations are true and, in relation to the first Utilisation, all of the other representations set out in clause 18 (Representations) (except the Ship Representations) are true; and

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(c)	where the proposed Utilisation Date is to be the first day of the Mortgage Period for a Ship, the Ship Representations for such Ship are true on the proposed Utilisation Date.

Waiver of conditions precedent

4.5	The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

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Section 3 - Utilisation

5	Delivery of a Utilisation Request

5.1	A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10:00 a.m. three Business Days before the proposed Utilisation Date.

Completion of a Utilisation Request

5.2	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day falling on or before the Last Availability Date;

(b)	the currency and amount of the Utilisation comply with clause 5.4 (Currency and amount);

(c)	the proposed Interest Period complies with clause 9 (Interest Periods); and

(d)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).

5.3	The Total Commitments may be drawn down in up to three (3) Advances.

Currency and amount

5.4	The currency specified in a Utilisation Request must be dollars.

5.5	The amount of the proposed Advance specified in a Utilisation Request shall not exceed the amount in Dollars specified in Schedule 2 (Ship information) in respect of such Advance.

5.6	The amount of the proposed Devocean Advance specified in a Utilisation Request and advanced in relation to the Devocean Ship shall not exceed the lower of:

(a)	the amount in dollars which is equal to 65% of the market value of the Devocean Ship as determined pursuant to the valuation of the Devocean Ship obtained under Part 2 of Schedule 3 (Ship and security conditions precedent);

(b)	$9,150,000; and

(c)	the amount in dollars which when added to the aggregate amount of the Advances actually drawn down by the proposed Utilisation Date, shall not exceed the Available Facility.

5.7	The amount of the proposed Domina Advance specified in a Utilisation Request and advanced in relation to the Domina Ship shall not exceed the lower of:

(a)	the amount in dollars which is equal to 65% of the market value of the Domina Ship as determined pursuant to the valuation of the Domina Ship obtained under Part 2 of Schedule 3 (Ship and security conditions precedent);

(b)	$10,100,000; and

(c)	the amount in dollars which when added to the aggregate amount of the Advances actually drawn down by the proposed Utilisation Date, shall not exceed the Available Facility.

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5.8	The amount of the proposed Dulac Advance specified in a Utilisation Request and advanced in relation to the Dulac Ship shall not exceed the lower of:

(a)	the amount in dollars which is equal to 65% of the market value of the Dulac Ship as determined pursuant to the valuation of the Dulac Ship obtained under Part 2 of Schedule 3 (Ship and security conditions precedent);

(b)	$10,750,000; and

(c)	the amount in dollars which when added to the aggregate amount of the Advances actually drawn down by the proposed Utilisation Date, shall not exceed the Available Facility.

Lenders' participation

5.9	If the conditions set out in this Agreement have been met each Lender shall make its participation in each Advance available by the Utilisation Date through its Facility Office.

5.10	The amount of each Lender's participation in the Advance will be equal to the proportion borne by its undrawn Commitment to the undrawn Total Commitments immediately prior to making the Advance.

5.11	The Agent shall promptly notify each Lender of the amount of the Advance and the amount of its participation in the Advance, in each case by 11:00 a.m. on the Quotation Day.

5.12	The Agent shall pay all amounts received by it in respect of each Advance (and its own participation in it, if any) to the Borrowers or the account of any of them in accordance with the instructions contained in the Utilisation Request.

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Section 4 - Repayment, Prepayment and Cancellation

6	Repayment

Repayment

6.1	The Borrowers shall on each Repayment Date repay such part of the Loan as is required to be repaid by clause 6.2 (Scheduled repayment of Facility).

Scheduled repayment of Facility

6.2	To the extent not previously reduced, each Advance shall be repaid by instalments on each Repayment Date for that Advance by the amount specified below (as revised by clause 6.3):

Repayment Date	Devocean Advance	Domina Advance	Dulac Advance
	Amount $	Amount $	Amount $
First	255,000	230,000	225,000
Second	255,000	230,000	225,000
Third	255,000	230,000	225,000
Fourth	255,000	230,000	225,000
Fifth	255,000	230,000	225,000
Sixth	255,000	230,000	225,000
Seventh	255,000	230,000	225,000
Eighth	255,000	230,000	225,000
Ninth	255,000	230,000	225,000
Tenth	255,000	230,000	225,000
Eleventh	255,000	230,000	225,000
Twelve	255,000	230,000	225,000
Thirteenth	255,000	230,000	225,000
Fourteenth	255,000	230,000	225,000
Fifteenth	255,000	230,000	225,000
Sixteenth	255,000	230,000	225,000
Seventeenth	255,000	230,000	225,000
Eighteenth	255,000	230,000	225,000
Nineteenth	4,560,000	5,960,000	6,700,000
TOTAL	9,150,000	10,100,000	10,750,000

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On the Final Repayment Date (without prejudice to any other provision of this Agreement), the Loan shall be repaid in full.

Adjustment of scheduled repayments

6.3	If the Total Commitments have been partially reduced under this Agreement and/or any part of the Loan is prepaid (other than under clause 6.2) before any Repayment Date, the amount of the instalment by which the Loan shall be repaid under clause 6.2 on any such Repayment Date (as reduced by any earlier operation of this clause 6.3) shall be reduced pro rata to such reduction in the Total Commitments (except in the case of a reduction under clause 7.2 (Voluntary cancellation) or prepayment under (a) clause 7.3 (Voluntary prepayment) where the reduction or, as the case may be, prepayment shall be treated as reducing the instalments of the relevant Advance proportionately or in direct order of maturity or in inverse order of maturity, as the Borrowers may select by its aggregate amount and (b) clause 7.11 and clause 25.14 where the prepayment shall be treated as reducing the Advances in equal shares and in reducing the repayment instalments of each Advance in direct order of maturity).

7	Illegality, prepayment and cancellation

Illegality

7.1	If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers, the Commitment of that Lender will be immediately cancelled and the remaining Ship Commitments shall each be reduced rateably; and

(c)	the Borrowers shall repay that Lender's participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

Voluntary cancellation

7.2	The Borrowers may, if they give the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $500,000 or any larger sum which is a multiple of $500,000) of any Ship Commitment which is undrawn at the proposed date of cancellation. Upon any such cancellation the Total Commitments shall be reduced by the same amount.

Voluntary prepayment

7.3	The Borrowers may, if they give the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $500,000 or any larger sum which is a multiple of $500,000), on the last day of an Interest Period in respect of the amount to be prepaid.

Right of replacement or cancellation and prepayment in relation to a single Lender

7.4	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under clause 12.5 (Tax gross-up); or

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(b)	any Lender claims indemnification from the Borrowers under clause 12.9 (Tax indemnity) or clause 13.1 (Increased Costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and their intention to procure the repayment of that Lender's participation in the Loan or give the Agent notice of their intention to replace that Lender in accordance with clause 7.7.

7.5	On receipt of a notice referred to in clause 7.4, the Commitment of that Lender shall immediately be reduced to zero and (unless the Commitment of the relevant Lender is replaced in accordance with clause 7.7) the remaining Ship Commitments shall each be reduced rateably.

7.6	On the last day of each Interest Period which ends after the Borrowers have given notice under clause 7.4 in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender's participation in the Loan.

7.7	The Borrowers may, in the circumstances set out in clause 7.4, on 14 Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to assign (and, to the extent permitted by law, that Lender shall assign) pursuant to clause 31 (Changes to the Lenders) all (and not part only) of its rights under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrowers which confirms its willingness to undertake and does undertake all the obligations of the assigning Lender in accordance with clause 31 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the assignment equal to the aggregate of:

(a)	the outstanding principal amount of such Lender's participation in the Loan;

(b)	all accrued interest owing to such Lender;

(c)	the Break Costs which would have been payable to such Lender pursuant to clause 10.7 (Break Costs) had the Borrowers prepaid in full that Lender’s participation in the Loan on the date of the assignment; and

(d)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment.

7.8	The replacement of a Lender pursuant to clause 7.7 shall be subject to the following conditions:

(a)	the Borrowers shall have no right to replace the Agent;

(b)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(c)	in no event shall the Lender replaced under clause 7.7 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(d)	the Lender shall only be obliged to assign its rights pursuant to clause 7.7 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment.

7.9	A Lender shall perform the checks described in clause 7.8(d) as soon as reasonably practicable following delivery of a notice referred to in clause 7.7 and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

Sale or Total Loss

7.10	If a Ship becomes a Total Loss before its Ship Commitment has become available for borrowing under this Agreement, the Total Commitments shall immediately be reduced by the Ship Commitment for such Ship and such Ship Commitment shall be reduced to zero.

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7.11	On a Mortgaged Ship's Disposal Repayment Date, the Borrowers shall prepay:

(i)	an amount equal to the Advance relevant to such Mortgaged Ship outstanding at the time; and

(ii)	if, at such time the Security Value is less than the Minimum Value, such amount of the Loan as is required to remedy the deficiency.

7.12	Any cancellation of part of the Available Facility pursuant to clauses 7.10 or 7.11 shall reduce the Total Commitments by the same amount.

Automatic cancellation

7.13	Any part of the Total Commitments which has not become available by the Last Availability Date shall be automatically cancelled at close of business in London on the Last Availability Date.

Restrictions

7.14	Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.15	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.16	The Borrowers may not reborrow any part of the Facility which is prepaid or repaid.

7.17	The Borrowers shall not repay or prepay all or any part of the Loan or cancel all or any part of the Total Commitments except at the times and in the manner expressly provided for in this Agreement.

7.18	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.19	If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

7.20	If the Total Commitments are partially reduced and/or the Loan partially prepaid under this Agreement (other than under clause 7.1 (Illegality) and clauses 7.4 to 7.9 (Right of cancellation and prepayment in relation to a single Lender)), the Commitments of the Lenders and (other than in relation to a cancellation of all of the Ship Commitment for a Ship) the remaining Ship Commitments shall be reduced rateably. Any prepayment shall be applied pro rata to each Lender’s participation in the Loan.

7.21	Any prepayment under this Agreement shall be made together with payment to the Hedging Provider of any amount falling due to the Hedging Provider under a Hedging Contract as a result of the termination or close out of that Hedging Contract or any Hedging Transaction under it in accordance with clause 28.10 (Unwinding of Hedging Contracts) in relation to that prepayment.

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Section 5 - Costs of Utilisation

8	Interest

Calculation of interest

8.1	The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

Payment of interest

8.2	The Borrowers shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of the Interest Period).

Default interest

8.3	If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.4, is two point five per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

8.4	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be two point five per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

8.5	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

Notification of rates of interest

8.6	The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

9	Interest Periods

Selection of Interest Periods

9.1	A Borrower may select an Interest Period for the first Advance and thereafter the balance of the Loan in the Utilisation Request for the first Advance or (if the Loan has already been borrowed) in a Selection Notice.

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9.2	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrowers not later than 11:00 a.m. four Business Days before the last day of the then current Interest Period.

9.3	If the Borrowers fail to deliver a Selection Notice to the Agent in accordance with clause 9.2, the relevant Interest Period will, subject to clause 9.7 (Interest Periods overrunning Repayment Dates), be three months.

9.4	Subject to this clause 9, the Borrowers may select an Interest Period of one or three months or any other period agreed between the Borrowers and the Agent on the instructions of all the Lenders.

9.5	No Interest Period shall extend beyond the Final Repayment Date.

9.6	The first Interest Period for the Loan shall start on the first Utilisation Date, the first Interest Period for the second or any later Advance shall start on the relevant Utilisation Date and end on the last day of the then current Interest Period for the balance of the Loan and each subsequent Interest Period for the Loan shall start on the last day of its preceding Interest Period.

Interest Periods overrunning Repayment Dates

9.7	If the Borrowers select an Interest Period which would overrun any later Repayment Date, the Loan shall be divided into parts corresponding to the amounts by which the Loan is scheduled to be repaid under clause 6.2 (Scheduled repayment of Facility) on each of the Repayment Dates falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date) and to the balance of the Loan (which shall have the Interest Period selected by the Borrowers).

Non-Business Days

9.8	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the calculation of interest

Absence of quotations

10.1	Subject to clause 10.2 (Market Disruption Event), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

Market Disruption Event

10.2	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender's share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

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10.3	If a Market Disruption Event occurs the Agent shall, as soon as is practicable, notify the Borrowers.

10.4	In this Agreement Market Disruption Event means:

(a)	the Agent determines (which determination shall, in the absence of manifest error, be conclusive) that objective means do not exist for ascertaining LIBOR during the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender that the cost to it of funding its participation in the Loan from whatever source it may reasonably select would be in excess of LIBOR.

Alternative basis of interest or funding

10.5	If a Market Disruption Event occurs and the Agent or Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

10.6	Any alternative basis agreed pursuant to clause 10.5 shall, with the prior consent of all the Lenders be binding on all Parties.

Break Costs

10.7	The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for the Loan or Unpaid Sum or relevant part of it.

10.8	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

Commitment commission

11.1	The Borrowers shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of one per cent per annum on the undrawn portion of that Lender's Commitment calculated from 15 April 2015 (the start date).

11.2	The Borrowers shall pay the accrued commitment commission on the last day of the period of three months commencing on the start date, on the last day of each successive period of three months, on the earlier of (i) the Last Availability Date and (ii) the date on which the Available Facility has been drawn and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

Arrangement fee

11.3	On 22 January 2015, the Borrowers paid to the Agent (for the account of the Arranger) an arrangement fee in the amount of Seventy five thousand dollars ($75,000), receipt of which is hereby acknowledged.

Structuring fee

11.4	The Borrowers shall pay to the Agent (for the account of the Arranger), on the first Utilisation Date, a structuring fee in the amount of One hundred and eighty thousand dollars ($180,000).

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Arrangement and structuring fee

11.5	The fees in clauses 11.3 and 11.4 shall be payable by the Borrowers to the Agent (for the account of the Arranger) whether or not any part of the Total Commitments is ever advanced and shall be non-refundable.

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Section 6 - Additional Payment Obligations

12	Tax gross-up and indemnities

Definitions

12.1	In this Agreement:

Protected Party means a Finance Party or, in relation to clauses 14.5 to 14.6 (Indemnity concerning security) and clause 14.9 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clauses 14.5 to 14.6 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Contract).

12.2	Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

Tax gross-up

12.3	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

12.4	The Borrowers shall, promptly upon any of them becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

12.5	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.6	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.7	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.8	Clauses 12.3 to 12.7 shall not apply in respect of any payments under any Hedging Contract, where the gross-up provisions of the Hedging Master Agreement itself shall apply.

Tax Indemnity

12.9	The Borrowers shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

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12.10	Clause 12.9 shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 12.5 (Tax gross-up).

12.11	A Protected Party making, or intending to make a claim under clause 12.9 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

12.12	A Protected Party shall, on receiving a payment from an Obligor under clause 12.9, notify the Agent.

Indemnities on after Tax basis

12.13	If and to the extent that any sum payable to any Protected Party by the Borrowers under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrowers shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

12.14	If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrowers to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrowers shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

12.15	For the purposes of clauses 12.13 to 12.14 a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party's profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

Stamp taxes

12.16	The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

Value added tax

12.17	All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause 12.19, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

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12.18	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

12.19	Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment of in respect of such VAT from the relevant tax authority.

12.20	Any reference in clauses 12.17 to 12.21 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

12.21	In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

13	Increased Costs

Increased Costs

13.1	Subject to clause 13.5 (Exceptions), the Borrowers shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(a)	arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement; and/or

(b)	is a Basel III Increased Cost.

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13.2	In this Agreement Increased Costs means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

Increased Cost claims

13.3	A Finance Party intending to make a claim pursuant to clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

13.4	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

Exceptions

13.5	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by clause 12.9 (Tax indemnity) (or would have been compensated for under clause 12.9 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.10 applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

13.6	In clause 13.5, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

14	Other indemnities

Currency indemnity

14.1	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against that Obligor; and/or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

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14.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

Other indemnities

14.3	The Borrowers shall (or shall procure that another Obligor will), within three Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 35 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

Indemnity to the Agent and the Security Agent

14.4	The Borrowers shall promptly indemnify the Agent and the Security Agent against:

(a)	any and all Losses incurred by the Agent or the Security Agent, (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(iv)	any action taken by the Agent or the Security Agent, or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor's obligations under the Finance Documents, and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent or the Security Agent, (otherwise than by reason of the Agent's or the Security Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 36.20 (Disruption to payment systems etc.) notwithstanding the Agent's or the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent or the Security Agent, under the Finance Documents.

Indemnity concerning security

14.5	The Borrowers shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses incurred by it in connection with:

(a)	any failure by the Borrowers to comply with clause 16 (Costs and expenses);

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(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Security Documents;

(d)	the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party and each Receiver by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful misconduct;

(e)	any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person); or

(f)	any breach by any Obligor of the Finance Documents.

14.6	The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in clause 14.5 and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to it.

Continuation of indemnities

14.7	The indemnities by the Borrowers in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrowers of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by the Agent or the Borrowers of this Agreement.

Third Parties Act

14.8	Each Indemnified Person may rely on the terms of clauses 14.5 and 14.6 (Indemnity concerning security) and clauses 12 (Tax gross-up and indemnities) and 14.9 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clauses 14.5 and 14.6 (Indemnity concerning security), subject to clauses 1.8 to 1.10 (Third party rights) and the provisions of the Third Parties Act.

Interest

14.9	Moneys becoming due by the Borrowers to any Indemnified Person under the indemnities contained in this clause 14 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrowers to such Indemnified Person (both before and after judgment) at the rate referred to in clauses 8.3 to 8.5 (Default interest).

Exclusion of liability

14.10	No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 14.10 subject to clauses 1.8 to 1.10 (Third party rights) and the provisions of the Third Parties Act.

Fax and email indemnity

14.11	The Borrowers shall indemnify each Finance Party against any and all Losses together with any VAT thereon which any of the Finance Parties may sustain or incur as a consequence of any fax or email communication purporting to originate from the Borrowers to the Agent or the Security Agent, being made or delivered fraudulently or without proper authorisation (unless such Losses are the direct result of the gross negligence or wilful misconduct of the relevant Finance Party or the Agent or the Security Agent).

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15	Mitigation by the Lenders

Mitigation

15.1	Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities), clause 13 (Increased Costs) or paragraph 3 of Schedule 6 (Mandatory Cost formulae) including (but not limited to) assigning its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.2	Clause 15.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

Limitation of liability

15.3	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

15.4	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and expenses

Transaction expenses

16.1	The Borrowers shall promptly within five Business Days of demand pay the Agent, the Arranger and the Security Agent the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement, the Hedging Master Agreement and any other documents referred to in this Agreement and the Original Security Documents;

(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under clause 25 (Minimum security value);or

(c)	any Security Interest expressed or intended to be granted by a Finance Document.

Amendment costs

16.2	If an Obligor requests an amendment, waiver or consent, the Borrowers shall, within five Business Days of demand by the Agent, reimburse the Agent for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Agent and the Security Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

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Enforcement, preservation and other costs

16.3	The Borrowers shall, on demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by that Finance Party in connection with;

(a)	the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;

(b)	any valuation carried out under clause 25 (Minimum security value); or

(c)	any inspection carried out under clause 23.9 (Inspection and notice of dry-docking) once per calendar year, unless an Event of Default has occurred, in which case the cost and expense of any such inspection shall be borne by the Borrowers, or any survey carried out under clause 23.17 (Survey report) .

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Section 7 - Guarantee

17	Guarantee and indemnity

Guarantee and indemnity

17.1	The Parent irrevocably and unconditionally:

(a)	guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor's obligations under the Finance Documents;

(b)	undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Borrowers under any Finance Document on the date when it would have been due. The amount payable by the Parent under this indemnity will not exceed the amount it would have had to pay under this clause 17.1 if the amount claimed had been recoverable on the basis of a guarantee.

Continuing guarantee

17.2	This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

Reinstatement

17.3	If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Parent under this clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

Waiver of defences

17.4	The obligations of the Parent under this clause 17 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 17 including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

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(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

Immediate recourse

17.5	The Parent waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Parent under this clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

Appropriations

17.6	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Parent or on account of the Parent's liability under this clause 17.

Deferral of Parent’s rights

17.7	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Parent will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 17:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Parent has given a guarantee, undertaking or indemnity under clause 17 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any other Obligor; and/or

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(f)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.

17.8	If the Parent receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 36 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

Additional security

17.9	This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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Section 8 - Representations, Undertakings and Events of Default

18	Representations

18.1	Each Borrower and the Parent makes and repeats the representations and warranties set out in this clause 18 to each Finance Party at the times specified in clauses 18.48 to 18.51 (Times when representations are made).

Status

18.2	Each Obligor is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

18.3	Each Obligor and each other Group Member has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

Binding obligations

18.4	Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

Power and authority

18.5	Each Obligor has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, each Finance Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

18.6	No limitation on any Obligor's powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document to which such Obligor is, or is to be, a party.

Non-conflict

18.7	The entry into and performance by each Obligor of, and the transactions contemplated by the Finance Documents and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a)	any law or regulation applicable to any Obligor;

(b)	the Constitutional Documents of any Obligor; or

(c)	any agreement or other instrument binding upon any Obligor or any other Group Member or its or any other Group Member's assets or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any Group Member's assets, rights or revenues.

Validity and admissibility in evidence

18.8	All authorisations required or desirable:

(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document to which it is a party;

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(b)	to make each Finance Document to which it is a party admissible in evidence in its Relevant Jurisdiction; and

(c)	to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them,

have been obtained or effected and are in full force and effect except any authorisation or filing referred to in clause 18.23 (No filing or stamp taxes), which authorisation or filing will be promptly obtained or effected within any applicable period.

18.9	All authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and each other Group Member have been obtained or effected and are in full force and effect if failure to obtain or effect those authorisations might have a Material Adverse Effect.

Governing law and enforcement

18.10	The choice of English law or any other applicable law as the governing law of any Finance Document will be recognised and enforced in each Obligor's Relevant Jurisdictions.

18.11	Any judgment obtained in England in relation to an Obligor will be recognised and enforced in each Obligor's Relevant Jurisdictions.

Information

18.12	Any Information is true and accurate in all material respects at the time it was given or made.

18.13	There are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

18.14	The Information does not omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

18.15	All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

18.16	For the purposes of clauses 18.12 to 18.16, Information means: any information provided by any Obligor or any other Group Member to any of the Finance Parties in connection with the Finance Documents or the transactions referred to in them.

Original Financial Statements

18.17	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

18.18	The Original Financial Statements give a true and fair view of the financial condition and results of operations of the relevant Obligors and the Group (consolidated in the case of the Group) during the relevant financial year.

18.19	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of the Original Financial Statements.

Pari passu ranking

18.20	Each Obligor's payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

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Ranking and effectiveness of security

18.21	Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent), the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

No insolvency

18.22	No corporate action, legal proceeding or other procedure or step described in clauses 29.24 and 29.25 (Insolvency proceedings) or creditors' process described in clauses 29.26 and 29.27 (Creditors' process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clauses 29.21 to 29.23 (Insolvency) applies to any Group Member.

No filing or stamp taxes

18.23	Under the laws of each Obligor's Relevant Jurisdictions it is not necessary that any Finance Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.

Tax

18.24	No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is, or is to be, a party.

18.25	The execution or delivery or performance by any Party of the Finance Documents will not result in any Finance Party:

(a)	having any liability in respect of Tax in any Flag State;

(b)	having or being deemed to have a place of business in any Flag State or any Relevant Jurisdiction of any Obligor.

Centre of main interests and establishments

18.26	For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the Regulation), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no "establishment" (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

No Default

18.27	No Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

18.28	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any other Group Member or to which any Obligor's (or any other Group Member's) assets are subject which might have a Material Adverse Effect.

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No proceedings pending or threatened

18.29	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of any Obligor's knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor or any other Group Member.

No breach of laws

18.30	No Obligor or other Group Member has breached any law or regulation which breach might have a Material Adverse Effect.

18.31	No labour dispute is current or, to the best of any Obligor's knowledge and belief (having made due and careful enquiry), threatened against any Obligor or other Group Member which may have a Material Adverse Effect.

Environmental matters

18.32	No Environmental Law applicable to any Fleet Vessel and/or any Obligor or other Group Member has been violated in a manner or circumstances which might have, a Material Adverse Effect.

18.33	All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.

18.34	No Environmental Claim has been made or, to the best of any Obligor's knowledge and belief (having made due and careful enquiry), is threatened or pending against any Group Member or any Fleet Vessel where that claim might have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

Tax compliance

18.35	No Obligor or other Group Member is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.

18.36	No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor or other Group Member with respect to Taxes such that a liability of, or claim against, any Obligor or other Group Member is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might have a Material Adverse Effect.

18.37 Each Obligor is resident for Tax purposes only in its Original Jurisdiction.

Security and Financial Indebtedness

18.38	No Security Interest exists over all or any of the present or future assets of any Obligor or other Group Member in breach of this Agreement.

18.39	No Obligor or other Group Member has any Financial Indebtedness outstanding in breach of this Agreement.

Legal and beneficial ownership

18.40	Each Obligor is the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents.

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Accounting Reference Date

18.41	The financial year-end of each Obligor and other Group Member is the Accounting Reference Date.

No adverse consequences

18.42	It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(a)	in order to enable any Finance Party to enforce its rights under any Finance Document to which it is, or is to be, a party; or

(b)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

18.43	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

Copies of documents

18.44	The copies of the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery.

No immunity

18.45	No Obligor or any of its assets is immune to any legal action or proceeding.

Ship status

18.46	Each Ship will on the first day of the relevant Mortgage Period be:

(a)	registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	operationally seaworthy and in every way fit for service;

(c)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and

(d)	insured in the manner required by the Finance Documents.

Corporate benefit

18.47	Each Utilisation is in the corporate benefit of the Borrowers.

Times when representations are made

18.48	All of the representations and warranties set out in this clause 18 (other than Ship Representations) are deemed to be made on the dates of:

(a)	this Agreement;

(b)	the first Utilisation Request; and

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(c)	the first Utilisation.

18.49	The Repeating Representations are deemed to be made on the dates of each subsequent Utilisation Request and the first day of each Interest Period.

18.50	All of the Ship Representations are deemed to be made on the first day of the Mortgage Period for the relevant Ship.

18.51	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

19	Information undertakings

19.1	Each Borrower undertakes that this clause 19 will be complied with throughout the Facility Period.

19.2	In this clause 19:

Annual Borrower Financial Statements means the unaudited financial statements for a financial year of each Borrower delivered pursuant to clause 19.3.

Annual Parent Financial Statements means the audited consolidated financial statements for a financial year of the Parent delivered pursuant to clause 19.3.

Semi-Annual Financial Statements means the unaudited consolidated financial statements for the first half year of a financial half-year of the Parent (namely each 6-month period ending on 30 June of each financial year of the Parent) delivered pursuant to clause 19.4.

Financial statements

19.3	The Borrowers shall supply to the Agent as soon as the same become available, but in any event within 180 days after the end of each financial year:

(a)	the Annual Parent Financial Statements for that financial year; and

(b)	the Annual Borrower Financial Statements for that financial year.

19.4	Each Borrower shall supply to the Agent as soon as the same become available, but in any event within 90 days after the end of the first half-year of each of its financial years the Semi-Annual Financial Statements of the Parent for that financial half-year.

Provision and contents of Compliance Certificate

19.5	The Borrowers shall supply a Compliance Certificate to the Agent, with each set of Annual Parent Financial Statements and each set of Semi-Annual Financial Statements.

19.6	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 20 (Financial covenants).

19.7	Each Compliance Certificate shall be signed by two directors of the Parent.

Requirements as to financial statements

19.8	The Borrowers shall procure that each set of Annual Borrower Financial Statements, Annual Parent Financial Statements and Semi-Annual Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition each set of Annual Parent Financial Statements shall be audited by the Auditors.

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19.9	Each set of financial statements delivered pursuant to clauses 19.3 and 19.4 (Financial statements) shall:

(a)	be prepared in accordance with GAAP;

(b)	give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the Group or (as the case may be) the relevant Obligor as at the date as at which those financial statements were drawn up; and

(c)	in the case of annual audited financial statements, not be the subject of any qualification in the Auditors' opinion.

19.10	The Borrowers shall procure that each set of financial statements delivered pursuant to clauses 19.3 and 19.4 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrowers notify the Agent that there has been a change in GAAP or the accounting practices and the Auditors deliver to the Agent:

(a)	a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 20 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

Presentations

19.11	Once in every financial year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur, the Borrowers shall procure that at least two directors of the Parent (one of whom shall be the chief financial officer) give a presentation to the Finance Parties about the on-going business and financial performance of the Group and any other matter which a Finance Party may reasonably request.

Year-end

19.12	The Borrowers shall procure that each financial year-end of each Obligor and each Group Member falls on the Accounting Reference Date.

Information: miscellaneous

19.13	The Borrowers shall deliver to the Agent:

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of them) or dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, might have a Material Adverse Effect;

(c)	promptly, such information as the Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;

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(d)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Group Member as any Finance Party through the Agent may reasonably request; and

(e)	provide the Agent and each Lender with all assistance, support, information and materials reasonably required by any of them at any time in order to:

(i)	achieve successful syndication of the Facility made available under this Agreement and to prepare an information memorandum (the accuracy of which will be warranted by the Borrowers and the Guarantor) for the purpose of achieving such syndication; and/or

(ii)	achieve a successful securitisation or any other similar transaction involving this Agreement and the Finance Documents,

and, in doing so, the Borrowers and the Guarantor shall ensure that:

(A)	senior management members of the Parent and the Group participate in any relevant presentations made by the Agent or a Lender to third parties;

(B)	any syndication or securitisation effort by the Agent or the Lenders benefits from the existing banking relationships of the Group; and

(C)	any materials provided in accordance with this clause 19.13(e) include, without limitation, information relating to the business plans, asset valuations, disposals and other such information pertaining to the Group, its business, affairs and its assets as may be reasonably requested by the Agent and/or any Lender provided however that no such information shall be requested or disclosed (1) if such disclosure would constitute a breach of any applicable laws or regulations of any stock exchange, or (2) if such disclosure would be of a commercially sensitive nature the public disclosure of which would be prejudicial to the interests of the Borrowers.

Notification of Default

19.14	The Borrowers shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.15	Promptly upon a request by the Agent, the Borrowers shall supply to the Agent a certificate signed by two directors or senior officers of the Parent on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

Sufficient copies

19.16	The Borrowers, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders and the Hedging Provider.

Use of websites

19.17	The Borrowers may satisfy their obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrowers and the Agent (the Designated Website) if:

(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

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(b)	both the Borrowers and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Borrowers and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrowers accordingly and the Borrowers shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrowers shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

19.18	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrowers and the Agent.

19.19	The Borrowers shall promptly upon any of them becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	any Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrowers notify the Agent under paragraphs (a) to (e) above, all information to be provided by the Borrowers under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.20	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrowers shall comply with any such request within ten Business Days.

"Know your customer" checks

19.21	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment by a Lender or the Hedging Provider of any of its rights under this Agreement or any Hedging Contract to a party that is not already a Lender or the Hedging Provider prior to such assignment,

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obliges the Agent, the Hedging Provider or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender or the Hedging Provider supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or the Hedging Provider) or any Lender or the Hedging Provider (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender or Hedging Provider) in order for the Agent, such Lender or the Hedging Provider or, in the case of the event described in paragraph (c) above, any prospective new Lender or Hedging Provider to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.22	Each Finance Party shall, promptly upon the request of the Agent or the Security Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20	Financial covenants

20.1	Each Borrower undertakes that this clause 20 will be complied with throughout the Facility Period.

Financial definitions

20.2	In this clause 20:

Cash means, at any relevant time:

(a)	cash in hand legally and beneficially owned by any member of the Group; and

(b)	cash deposits legally and beneficially owned by any member of the Group,

which in each case:

(1)	is free from any Security Interest;

(2)	is otherwise at the free and unrestricted disposal of the relevant member of the Group by which it is owned; and

(3)	in the case of cash in hand or cash deposits held by a member of the Group which is not a Borrower, is (in the opinion of the Agent (acting on the instructions of the Majority Lenders), based upon such documents and evidence as the Agent (acting on the instructions of the Majority Lenders) may require the Borrowers to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default, would become capable, of being paid without restriction to the Parent, within five (5) Business Days of its request or demand therefor, either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon), in respect of an inter-company loan from the Parent to that member of the Group,

Provided however that restricted cash of the Group which represents minimum liquidity required to be maintained under borrowing arrangements shall be taken into account as “Cash” if and for as long as it is free from any Security Interest.

Fleet Market Value means as of the date of calculation, the aggregate value of:

(i)	the Mortgaged Ships, as most recently determined pursuant to valuations made in accordance with the provisions of clause 25 (Minimum security value); and

(ii)	all other Fleet Vessels (other than the Mortgaged Ships), as most recently determined pursuant to valuations of such vessels provided to the Agent and made in accordance with the provisions of clause 25 (Minimum security value) which shall apply for the purposes of this paragraph mutatis mutandis to each Fleet Vessel as if each such vessel was the Ship.

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Fleet Vessels means each of the Fleet Vessels as defined in clause 1.1 (Definitions) (including, but not limited to, the Ships but excluding vessels under construction) but only to the extent owned by the Group Members and Fleet Vessel means any of them.

Market Value Adjusted Total Assets means, at any relevant time, the total assets of the Group (as shown in, and calculated in accordance with, the then most recent Annual Parent Financial Statements or, as the case may be, Semi-Annual Financial Statements) adjusted to take account of the difference between the aggregate book values of the Fleet Vessels and the Fleet Market Value at that time.

Tangible Net Worth means, as at any relevant time, the issued share capital of the Parent plus reserves of the Group, each as shown in the then most recent Annual Parent Financial Statements or, as the case may be, Semi-Annual Financial Statements but:

(a)	after adding (i) any credit balance on the Parent’s relevant consolidated profit and loss account (known as “Retained Earnings”) and (ii) in the event that the Fleet Market Value exceeds the aggregate of the book values of the Fleet Vessels as shown in the relevant Annual Parent Financial Statements, the relevant excess; and

(b)	after subtracting:

(i)	any debit balance on the Parent’s relevant consolidated profit and loss account (known as “Retained Losses”);

(ii)	any amount shown in the relevant Annual Parent Financial Statements for goodwill, including on consolidation, or any other intangible property;

(iii)	distributions or proposed distributions not provided for in the relevant Annual Parent Financial Statements; and

(iv)	in the event that the Fleet Market Value is less than the aggregate of the book values of the Fleet Vessels as shown in the relevant Annual Parent Financial Statements, the relevant shortfall.

Total Indebtedness means, at any relevant time, the aggregate Financial Indebtedness (on a consolidated basis) of the Group as demonstrated by the then most recent Annual Parent Financial Statements or, as the case may be, Semi-Annual Financial Statements.

Total Liabilities means, at any relevant time, the sum of “Total Liabilities” of the Group as shown in the then most recent Annual Parent Financial Statements or, as the case may be, Semi-Annual Financial Statements.

Financial condition

20.3	Each Borrower shall ensure that:

(a)	Facility minimum liquidity: The Borrowers shall maintain in the Minimum Liquidity Account at all times cash balances in an aggregate amount of no less than Two hundred and fifty thousand dollars ($250,000) per Mortgaged Ship which are free from any Security Interest (other than the Account Security).

(b)	Tangible Net Worth: Tangible Net Worth shall not at any time be less than $30,000,000.

(c)	Cash: The aggregate amount of Cash held by the Group on a consolidated basis shall, on each day, exceed an amount in dollars equal to 5% of the Total Indebtedness.

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(d)	Leverage: The ratio of Total Liabilities to the Market Value Adjusted Assets shall at all times be not higher than 0.75:1.00.

Financial testing

20.4	The financial covenants set out in clause 20.3 (Financial condition) shall be calculated in accordance with GAAP and tested by reference to each of the financial statements delivered pursuant to clauses 19.3 and 19.4 (Financial statements) and/or each Compliance Certificate delivered pursuant to clause 19.5 (Provision and contents of Compliance Certificate).

21	General undertakings

21.1 Each Borrower undertakes that this clause 21 will be complied with by and in respect of each Obligor and each other Group Member throughout the Facility Period.

Use of proceeds

21.2	The proceeds of Utilisations will be used exclusively for the purposes specified in clause 3 (Purpose).

Authorisations

21.3	Each Obligor will promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

Compliance with laws

21.4	Each Obligor and each other Group Member will, comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject.

Tax compliance

21.5	Each Obligor and each other Group Member shall pay and discharge all Taxes imposed upon it or its assets within the time allowed by law without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clauses 19.3 and 19.4 (Financial statements); and

(c)	such payment can be lawfully withheld.

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21.6	Except as approved by the Majority Lenders, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

Change of business

21.7	Except as approved by the Majority Lenders, no substantial change will be made to the general nature of the business of the Parent, the Obligors or the Group taken as a whole from that carried on at the date of this Agreement.

Merger

21.8	Except as approved by the Majority Lenders, no Obligor or other Group Member, will enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction (other than the solvent liquidation of any Group Member which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group Members).

Further assurance

21.9	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require:

(a)	to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or any other Finance Party provided by or pursuant to the Finance Documents or by law;

(b)	to confer on the Security Agent or any other Finance Party Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or

(d)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 31.1 (Assignments by the Lenders).

21.10	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent or any other Finance Party by or pursuant to the Finance Documents.

Negative pledge in respect of Charged Property

21.11	Except as approved by the Majority Lenders and for Permitted Maritime Liens, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

Environmental matters

21.12	The Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against any Group Member or any Fleet Vessel which, if successful to any extent, might have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

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21.13	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which might have a Material Adverse Effect.

22	Dealings with Ship

22.1	Each Borrower undertakes that this clause 22 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period.

Ship's name and registration

22.2	The Ship's name shall only be changed after prior notice to the Agent.

22.3	The Ship shall be registered with the relevant Registry under the laws of its Flag State. Except with approval (such approval not to be unreasonably withheld), the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State). If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

22.4	Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

Sale or other disposal of Ship

22.5	Except with approval, the relevant Owner will not sell, or agree to, transfer, abandon or otherwise dispose of the relevant Ship or any share or interest in it.

Manager

22.6	A manager of the Ship shall not be appointed unless that manager and the terms of its appointment are approved (and Globus Shipmanagement Corp. and any other Subsidiary of the Parent are, as of the date of this Agreement, approved) (such approval not to be unreasonably withheld) and it has delivered a duly executed Manager's Undertaking to the Security Agent. There shall be no change to the terms of appointment of a manager whose appointment has been approved unless such change is also approved.

Copy of Mortgage on board

22.7	A properly certified copy of the relevant Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew's wages and salvage) and to any representative of the Agent or the Security Agent,.

Notice of Mortgage

22.8	A framed printed notice of the Ship’s Mortgage shall be prominently displayed in the navigation room and in the Master's cabin of the Ship. The notice must be in plain type and read as follows:

"NOTICE OF MORTGAGE

This Ship is subject to a first mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew's wages and salvage".

No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew's wages and salvage.

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Conveyance on default

22.9	Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Agent's request, immediately execute such form of transfer of title to the Ship as the Agent may require.

Payment of Earnings

22.10	The relevant Owner's Earnings from the Ship shall be paid in the way required by the Ship’s General Assignment. If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent, if it requires this after the Earnings have become payable to it under the Ship’s General Assignment.

Charter

22.11	An Owner shall advise the Agent promptly of any proposed Charter in respect of its Ship and (a) deliver a certified copy of the relevant Charter Documents to the Agent forthwith after their execution, (b) forthwith after the Agent’s request, procure that the relevant Owner (i) executes a Charter Assignment in respect of the relevant Charter Documents in favour of the Security Agent, (ii) executes a notice of assignment of such Charter Documents in the form provided in the relevant Charter Assignment, (iii) ensures that such notice of assignment is served on the relevant Charterer and that the relevant Charterer signs an acknowledgement of such notice (in such form as the Agent may require in its discretion), (c) forthwith after the Agent’s request, deliver to the Agent such documents and evidence of the type referred to in Part 2 or, as the case may be, Part 3 of Schedule 2 (Ship information), in relation to such Charter Documents, the relevant Charter Assignment, the relevant notice of assignment and its acknowledgment (including, but without limitation, legal opinions regarding the valid execution and binding effect thereof) as the Agent may require and (d) pay on the Agent’s demand all reasonable legal and other costs and expenses incurred by any Finance Party in connection with or in relation to any such assignment, notice of assignment and the acknowledgement thereof.

23	Condition and operation of Ship

23.1 Each Borrower undertakes that this clause 23 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period.

Defined terms

23.2	In this clause 23 and in Schedule 3 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.

Repair

23.3	The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship's value is not reduced.

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Modification

23.4	Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.

Removal of parts

23.5	Except with approval, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest except under the Security Documents).

Third party owned equipment

23.6	Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.

Maintenance of class; compliance with laws and codes

23.7	The Ship's class shall be the relevant Classification. The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.

Surveys

23.8	The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

Inspection and notice of dry-docking

23.9	The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times to inspect it and given all proper facilities needed for that purpose. The Agent shall be given reasonable advance notice of any intended dry-docking of the Ship (whatever the purpose of that dry-docking).

Prevention of arrest

23.10	All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.

Release from arrest

23.11	The Ship, its Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be promptly discharged, by whatever action is required to achieve that release or discharge.

Information about Ship

23.12	The Agent shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor and copies of any applicable operating certificates.

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Notification of certain events

23.13	The Agent shall promptly be notified of:

(a)	any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount for such Ship;

(b)	any occurrence which may result in the Ship becoming a Total Loss;

(c)	any requisition of the Ship for hire;

(d)	any Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;

(e)	any withdrawal or threat to withdraw any applicable operating certificate;

(f)	the issue of any operating certificate required under any applicable code;

(g)	the receipt of notification that any application for such a certificate has been refused;

(h)	any requirement or recommendation made in relation to the Ship by any insurer or the Ship’s Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(i)	any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.

Payment of outgoings

23.14	All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.

Evidence of payments

23.15	The Agent shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:

(a)	the wages and allotments and the insurance and pension contributions of the Ship's crew are being promptly and regularly paid;

(b)	all deductions from its crew's wages in respect of any applicable Tax liability are being properly accounted for; and

(c)	the Ship's master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

Repairers' liens

23.16	Except with approval, the Ship shall not be put into any other person's possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for such Ship unless that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work.

Survey report

23.17	As soon as reasonably practicable after the Agent requests it, the Agent shall be given a report on the seaworthiness and/or safe operation of the Ship, from approved surveyors or inspectors. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report.

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Lawful use

23.18	The Ship shall not be employed:

(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)	in carrying illicit or prohibited goods;

(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.

War zones

23.19	Except with approval, the Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Ship's war risk insurers. If approval is granted for it to do so, any requirements of the Agent and/or the Ship's insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) shall be complied with.

24	Insurance

24.1 Each Borrower undertakes that this clause 24 shall be complied with in relation to each Mortgaged Ship and its Insurances throughout the relevant Ship’s Mortgage Period.

Insurance terms

24.2	In this clause 24:

excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in clause 24.3(a).

minimum hull cover means, in relation to a Mortgaged Ship, an amount equal at the relevant time to the higher of (a) 120 per cent of the relevant Advance and (b) the market value of such Ship at that time.

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

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Coverage required

24.3	The Ship shall at all times be insured:

(a)	against fire and usual marine risks (including excess risks) and war risks (including, without limitation, protection and indemnity war risks with a separate limit not less than the Ship’s hull value, extended to cover piracy and terrorism where excluded under fire and usual marine risks insurance) on an agreed value basis, for at least its minimum hull cover and no less than its market value;

(b)	against P&I risks (including, without limitation, protection and indemnity war risks in excess of the amount of war risks (hull)) for the highest amount then available in the insurance market for vessels of similar age, size and type, value and tonnage, as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000);

(c)	against such other risks and matters which the Agent notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice; and

(d)	on terms which comply with the other provisions of this clause 24.

Placing of cover

24.4	The insurance coverage required by clause 24.3 (Coverage required) shall be:

(a)	in the name of the Ship's Owner and (in the case of the Ship's hull cover) no other person (other than the Security Agent if required by it) (unless such other person is approved and, if so required by the Agent, has duly executed and delivered a first priority assignment of its interest in the Ship's Insurances to the Security Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(b)	if the Agent so requests, in the joint names of the Ship's Owner and the Security Agent (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent for premiums or calls);

(c)	in dollars or another approved currency;

(d)	arranged through approved brokers and with approved insurers and/or underwriters or, in the case of war risks in approved war risks, with associations and in the case of protection and indemnity risks, with protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Association and have a Standard & Poor’s rating of at least BBB- or a comparable rating by any other rating agency acceptable to the Lenders and the Security Agent; and

(e)	on approved terms and with approved insurers or associations.

Deductibles

24.5	The aggregate amount of any excess or deductible under the Ship's hull cover shall not exceed an approved amount.

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Mortgagee's insurance

24.6	The Borrowers shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship and the other Mortgaged Ships on approved terms, or in considering or making claims under:

(a)	a mortgagee's interest insurance for the benefit of the Finance Parties for an amount up to one hundred and twenty per cent of the Loan at such time;

(b)	a mortgagee's additional perils ((all P&I risks) cover) for the benefit of the Finance Parties for an amount up to one hundred and ten per cent of the Loan at such time;

(c)	following an Event of Default, such port risks and crew liability insurance as the Security Agent shall deem desirable in its absolute discretion; and

(d)	any other insurance cover which the Agent reasonably requires in respect of a Ship or any Finance Party's interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents).

Fleet liens, set off and cancellations

24.7	If the Ship's hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than other Mortgaged Ships); or

(b)	cancel that cover because of non-payment of premiums in respect of such other vessels,

or the Borrowers shall ensure that hull cover for the Ship and any other Mortgaged Ships is provided under a separate policy from any other vessels.

Payment of premiums

24.8	All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

Details of proposed renewal of Insurances

24.9	At least 14 days before any of the Ship’s Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

Instructions for renewal

24.10	At least seven days before any of the Ship’s Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

Confirmation of renewal

24.11	The Ship’s Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 24 and confirmation of such renewal given by approved brokers or insurers to the Agent at least seven days (or such shorter period as may be approved) before such expiry.

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P&I guarantees

24.12	Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.

Insurance documents

24.13	The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Ship's Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Ship’s Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

Letters of undertaking

24.14	Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

Insurance Notices and Loss Payable Clauses

24.15	The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by its Owner and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).

Insurance correspondence

24.16	If so required by the Agent, the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Ship’s Insurances as soon as they are available.

Qualifications and exclusions

24.17	All requirements applicable to the Ship’s Insurances shall be complied with and the Ship’s Insurances shall only be subject to approved exclusions or qualifications.

Independent report

24.18	If the Agent asks the Borrowers for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Ship’s Insurances then the Agent shall be provided promptly with such a report at no cost to the Agent or (if the Agent obtains such a report itself) the Borrowers shall reimburse the Agent for the cost of obtaining that report.

Collection of claims

24.19	All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.

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Employment of Ship

24.20	The Ship shall only be employed or operated in conformity with the terms of the Ship’s Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

Declarations and returns

24.21	If any of the Ship’s Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

Application of recoveries

24.22	All sums paid under the Ship’s Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

Settlement of claims

24.23	Any claim under the Ship’s Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

Change in insurance requirements

24.24	If the Agent gives notice to the Borrowers to change the terms and requirements of this clause 24 (which the Agent may only do, in such manner as it considers appropriate, as a result in changes of circumstances or practice after the date of this Agreement), this clause 24 shall be modified in the manner so notified by the Agent on the date 14 days after such notice from the Agent is received.

25	Minimum security value

25.1 Each Borrower undertakes that this clause 25 will be complied with throughout any Mortgage Period.

Valuation of assets

25.2	For the purpose of the Finance Documents, the value at any time of any Mortgaged Ship or any other asset over which additional security is provided under this clause 25 will be its value as most recently determined in accordance with this clause 25.

Valuation frequency

25.3	Valuation of each Mortgaged Ship and each such other asset in accordance with this clause 25 may be required by the Agent at any time (but in any event not less frequently than twice per calendar year).

Expenses of valuation

25.4	The Borrowers shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing such a valuation.

Valuations procedure

25.5	The value of any Mortgaged Ship shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 25. Additional security provided under this clause 25 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Majority Lenders or as may be agreed in writing by the Borrowers and the Agent (on the instructions of the Majority Lenders).

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Currency of valuation

25.6	Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent's spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

Basis of valuation

25.7	Each valuation will be addressed to the Agent in its capacity as such and made:

(a)	without physical inspection (unless required by the Agent);

(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm's length on normal commercial terms between a willing buyer and a willing seller; and

(c)	without taking into account the benefit or the burden of any charter commitment.

Information required for valuation

25.8	The Borrowers shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

Approval of valuers

25.9	All valuers must have been approved. The Agent may from time to time notify the Borrowers of approval of one or more independent ship brokers as valuers for the purposes of this clause 25. The Agent shall respond promptly to any request by the Borrowers for approval of a broker nominated by the Borrowers. The Agent may at any time by notice to the Borrowers withdraw any previous approval of a valuer for the purposes of future valuations. That valuer may not then be appointed to provide valuations unless it is once more approved. If the Agent has not approved at least three brokers as valuers at a time when a valuation is required under this clause 25, the Agent shall promptly notify the Borrowers of the names of at least three valuers which are approved.

25.10	The following valuers have been approved as at the date of this Agreement for the purposes of this clause 25: Arrow Valuations Ltd United Kingdom, Fearnleys A/S, RS Platou A/S, SSY Valuation Services Ltd., Barry Rogliano Salles and Clarkson Valuations Limited.

Appointment of valuers

25.11	When a valuation is required for the purposes of this clause 25, the Agent shall appoint approved valuers to provide such a valuation.

Number of valuers

25.12	Each valuation must be carried out by two approved valuers of whom one shall be nominated by the Agent and the other by the Borrowers. If the Borrowers fail to nominate a second valuer within seven days of the request of the Agent, then the Agent may nominate the second valuer.

Differences in valuations

25.13	If the valuations provided by individual approved valuers differ, the value of the relevant Ship or (as the case may be) Mortgaged Ship or Fleet Vessels for the purposes of the Finance Documents will be the mean average of those valuations. In the event that the two valuations differ by more than fifteen per cent (15%), then the Agent may, in its sole discretion obtain a third valuation of the relevant Ship, Mortgaged Ship or Fleet Vessel from another independent firm of shipbrokers appointed by the Agent (acting on the instructions of the Majority Lenders in their sole discretion) and made on the same basis referred to in this clause 25. In that case the mean average of the three valuations shall constitute the value of the Ship, the Mortgaged Ship or Fleet Vessel (as the case may be) for the purposes of this clause 25.

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Security shortfall

25.14	If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrowers require that such deficiency be remedied. The Borrowers shall then within 14 Business Days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrowers may:

(a)	provide additional security over other assets approved by the Majority Lenders in accordance with this clause 25; and/or

(b)	cancel part of the Available Facility under clause 7.2 (Voluntary cancellation) and prepay under clause 7.3 (Voluntary prepayment) a corresponding amount of the Loan.

25.15	Any cancellation of part of the Available Facility pursuant to clause 25.14 shall reduce the Total Commitments by the same amount.

Creation of additional security

25.16	The value of any additional security which the Borrowers offer to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)	that additional security, its value and the method of its valuation have been approved by the Majority Lenders;

(b)	a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in an approved form and manner;

(c)	this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and

(d)	the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 in relation to that amendment and additional security and its execution and (if applicable) registration.

26	Bank accounts

26.1	Each Borrower undertakes that this clause 26 will be complied with throughout the Facility Period.

Earnings Account

26.2	Each Borrower shall be the holder of an Account with an Account Bank which is designated as an "Earnings Account" for the purposes of the Finance Documents.

26.3	The Earnings of the Mortgaged Ships and all moneys payable to the relevant Owner under the Ship’s Insurances and any net amount payable to the Borrowers under any Hedging Contract shall be paid by the persons from whom they are due to an Earnings Account unless required to be paid to the Security Agent under the relevant Finance Documents.

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26.4	The relevant Account Holder(s) shall not withdraw amounts standing to the credit of an Earnings Account except as permitted by clause 26.5.

26.5	If there is no continuing Event of Default, the relevant Account Holder(s) may withdraw the following amounts from an Earnings Account:

(a)	payments then due to Finance Parties under the Finance Documents (other than payments due in respect of a prepayment or payments under Hedging Contracts attributable to the partial unwind of any Hedging Contract pursuant to clause 28.10 (Unwinding of Hedging Contracts));

(b)	payments then due under Hedging Contracts or other Treasury Transactions entered into to protect against the fluctuation in the rate of interest payable under the Finance Documents or the price of goods or services purchased by the relevant Owner for the purpose of operating a Ship;

(c)	payments to a Retention Account required to comply with clauses 26.6 to 26.10 (Retention Account);

(d)	payments to another Earnings Account;

(e)	payments of the proper costs and expenses of insuring, repairing, operating and maintaining any Mortgaged Ship; and

(f)	payments to purchase other currencies in amounts and at times required to make payments referred to above in the currency in which they are due.

Retention Account

26.6	The Borrowers jointly shall be the holders of an Account denominated in dollars with an Account Bank which is designated as the "Retention Account" for the purposes of the Finance Documents.

26.7	There shall be paid into the Retention Account such amounts as will ensure that, on each date (a retention date) falling one month after the Utilisation Date of an Advance and at monthly intervals after that, the amount credited to the Retention Account is at least:

(a)	the relevant fraction of the net amount of interest payable under clause 8 (Interest) during or at the end of the Interest Period current on that retention date; plus

(b)	the relevant fraction of the instalment of the Loan due to be repaid under clause 6 (Repayment) on the next Repayment Date after that retention date.

26.8	The relevant fraction of such an amount of interest or instalment of the Loan as at a retention date will be the fraction whose numerator is the number of retention dates up to and including the relevant retention date from the beginning of that Interest Period (in the case of interest) or since the Utilisation Date or, if later, the previous Repayment Date (in the case of such an instalment) and whose denominator is the number of retention dates falling during or at the end of the relevant Interest Period or, as the case may be, the period beginning on the previous Repayment Date (or the Utilisation Date in the case of retention dates before the first Repayment Date) and ending on the relevant Repayment Date.

26.9	The Borrowers shall not withdraw amounts standing to the credit of the Retention Account except as permitted by clause 26.10.

26.10	If there is no continuing Event of Default and if (unless the payment is to a new Retention Account), after the withdrawal, the balance on the Retention Account will be at least the minimum amount required by clause 26.7 at that time, the Borrowers may withdraw the following amounts from the Retention Account:

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(a)	payments of interest due under clause 8 (Interest) and repayments of the Loan due under clause 6 (Repayment); and

(b)	payment to an Earnings Account of any amount by which the balance on the Retention Account exceeds that minimum amount.

Minimum Liquidity Account

26.11	The Borrowers jointly shall be the holders of an Account denominated in dollars with an Account Bank which is designated as the “Minimum Liquidity Account” for the purposes of the Finance Documents.

26.12	No Borrower shall withdraw amounts standing to the credit of an Earnings Account except as permitted by clause 26.13.

26.13	If there is no continuing Event of Default and if, after the withdrawal, the balance on the Minimum Liquidity Account will be at least the minimum amount required by clause 20.3(a) at that time, the Borrowers may withdraw amounts from the Minimum Liquidity Account.

Hedging Account

26.14	The Borrowers jointly shall be the holders of an Account denominated in dollars with an Account Bank which is designated as the "Hedging Account" for the purposes of the Finance Documents.

26.15	There shall be paid by the Borrowers into the Hedging Account such amounts as will ensure that, on each Hedging Payment Date falling at any time from the date of this Agreement and so long as any moneys are owing to the Hedging Provider under the Hedging Master Agreement, the amount credited to the Hedging Account is at least an amount equal to the amount payable by the Borrowers to the Hedging Provider under the Hedging Master Agreement on that Hedging Payment Date.

26.16	Each amount credited to the Hedging Account pursuant to clause 26.15 together with interest from time to time accruing or at any time accrued thereon shall be applied by the Account Bank (and the Borrowers hereby irrevocably authorise the Account Bank so to apply the same) upon such Hedging Payment Date, in or towards payment to the Hedging Provider of the relevant amount (if any) then falling due for payment under the Hedging Master Agreement. Each such application by the Account Bank shall constitute a payment in or towards satisfaction of the Borrowers’ corresponding payment obligations under the Hedging Master Agreement but shall be strictly without prejudice to the obligations of the Borrowers to make any such payment to the extent that the aforesaid application by the Account Bank is insufficient to meet the same.

26.17	The Borrowers shall not withdraw amounts standing to the credit of the Hedging Account except as permitted by clause 26.16.

Other provisions

26.18	An Account may only be designated for the purposes described in this clause 26 if:

(a)	such designation is made in writing by the Agent and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;

(b)	an Account Security has been duly executed and delivered by the relevant Account Holder in favour of the Security Agent or, as the case may be, the Finance Parties;

(c)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

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(d)	the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 in relation to the Account and the relevant Account Security.

26.19	The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Account Holder(s) and an Account Bank. If an Account is a fixed term deposit account, the relevant Account Holder(s) may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.

26.20	The relevant Account Holder(s) shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 26 or waive any of its rights in relation to an Account except with approval.

26.21	The relevant Account Holder(s) shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may request concerning any Account.

26.22	Each of the Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

27	Business restrictions

27.1 Except as otherwise approved by the Majority Lenders each Borrower undertakes that this clause 27 will be complied with by and in respect of each Obligor throughout the Facility Period.

General negative pledge

27.2	In clauses 27.3 to 27.5, Quasi-Security means an arrangement or transaction described in clause 27.4.

27.3	No Obligor shall permit any Security Interest to exist, arise or be created or extended over all or any part of its assets

27.4	(Without prejudice to clauses 27.6 (Financial Indebtedness) and 27.10 (Disposals)), no Obligor shall:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any other Group Member other than pursuant to disposals permitted under clause 27.10 (Disposals);

(b)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms (except for the discounting of bills or notes in the ordinary course of business);

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

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27.5	Clauses 27.3 and 27.4 do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:

(a)	those granted or expressed to be granted by any of the Security Documents;

(b)	in relation to a Mortgaged Ship, Permitted Maritime Liens;

(c)	in relation to any other vessel:

(i)	unless a Default is continuing, any ship repairer's or outfitter's possessory lien in respect of such vessel for an amount not exceeding $250,000 or the equivalent in any other currency;

(ii)	any lien on such vessel for master's, officer's or crew's wages outstanding in the ordinary course of its trading; and

(iii)	any lien on such vessel for salvage; and

(d)	(except in relation to Charged Property) any other lien arising by operation of law in the ordinary course of trading and not as a result of any default or omission by any Group Member.

Financial Indebtedness

27.6	No Obligor shall incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)	Financial Indebtedness incurred under the Finance Documents and Hedging Contracts for Hedging Transactions entered into pursuant to clause 28.2 (Hedging);

(b)	Financial Indebtedness owed to another Group Member;

(c)	Financial Indebtedness permitted under clause 27.7 (Guarantees); and

(d)	Financial Indebtedness permitted under clause 27.8 (Loans and credit.

Guarantees

27.7	No Obligor shall give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(a)	guarantees of obligations of another Group Member that are not Financial Indebtedness or obligations prohibited by any Finance Document;

(b)	guarantees in favour of trade creditors of the Group given in the ordinary course of its business; and

(c)	guarantees which are Financial Indebtedness permitted under clause 27.6 (Financial Indebtedness).

Loans and credit

27.8	No Obligor shall make, grant or permit to exist any loans or any credit by it to anyone else other than:

(a)	loans or credit to another Group Member permitted under clause 27.6 (Financial Indebtedness); and

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(b)	trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities.

Bank accounts and other financial transactions

27.9	No Obligor shall:

(a)	maintain any current or deposit account with a bank or financial institution except for the deposit of money, operation of current accounts and the conduct of electronic banking operations with Lenders;

(b)	hold cash in any account (other than with a Lender) over or in respect of which any set-off, combination of accounts, netting or Security Interest exists except as permitted by clauses 27.3 to 27.5 (General negative pledge); or

(c)	be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 27 (Business restrictions).

Disposals

27.10	No Obligor shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(b)	disposals of assets made by any Obligor to another Group Member;

(c)	disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the relevant Obligor, in each case for cash on normal commercial terms and on an arm's length basis;

(d)	any disposal of receivables on a non-recourse basis on arm's length terms (including at fair market value) for non-deferred cash consideration in the ordinary course of its business;

(e)	disposals permitted by clauses 27.3 to 27.5 (General negative pledge) or 27.6 (Financial Indebtedness);

(f)	dealings with trade creditors with respect to book debts in the ordinary course of trading; and

(g)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

Contracts and arrangements with Affiliates

27.11	No Obligor shall be party to any arrangement or contract with any of its Affiliates unless (except where the relevant Affiliate is the Parent or a wholly owned Subsidiary of the Parent) such arrangement or contract is on an arm's length basis.

Subsidiaries

27.12	No Obligor shall establish or acquire a company or other entity which would be or become a Group Member or reactivate any dormant Group Member.

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Acquisitions and investments

27.13	No Obligor shall acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint-venture arrangement except:

(a)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);

(b)	the incurrence of liabilities in the ordinary course of its business;

(c)	any loan or credit not otherwise prohibited under this Agreement;

(d)	pursuant to any Finance Documents to which it is party;

(e)	any acquisition pursuant to a disposal permitted under clause 27.10 (Disposals); or

(f)	investments by a Group Member in the equity or share capital of another Group Member.

Reduction of capital

27.14	No Obligor shall redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

Increase in capital

27.15	No Obligor (other than the Parent) shall issue shares or other equity interests to anyone who is not a wholly-owned Subsidiary of the Parent.

Distributions and other payments

27.16	No Obligor shall:

(a)	declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue as long as a Default is continuing or would occur as a result of the declaration or payment of such dividend or distribution, unless such dividend or distribution is in respect of the Series A preferred shares in the Parent held by the chief executive officer of the Parent on the date of this Agreement in which case such dividend or distribution shall be permitted even when a Default is continuing; or

(b)	make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument.

27.17	Each Obligor shall take all reasonable steps to defend any litigation, arbitration or other proceedings commenced or threatened against such Obligor.

28	Hedging Contracts

28.1	Each Borrower undertakes that this clause 28 will be complied with throughout the Facility Period.

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Hedging

28.2	The Borrowers may enter into and maintain Hedging Transactions which provide for protection against adverse movements in interest rates for an aggregate notional principal amount that is equal to the Loan as then scheduled to be repaid pursuant to clause 6.2 (Scheduled repayment of Facility).

28.3	The interest rate swaps contemplated by clause 28.2 shall collectively:

(a)	provide for the Borrowers to pay a fixed or capped rate of interest in respect of the relevant notional principal amount; and

(b)	match the repayment profile of the Loan.

28.4	The Borrowers shall ensure that each due date for value in respect of each Hedging Transaction shall coincide with each Interest Payment Date.

28.5	The Borrowers shall, promptly upon entry into of any Confirmation under a Hedging Contract, deliver to the Agent an original or certified copy of such Confirmation.

28.6	Other than Hedging Transactions which meet the requirements of clauses 28.2 to 28.5, the Borrowers shall not enter into Treasury Transactions.

28.7	If, at any time during the Facility Period, the Borrowers wish to enter into any Treasury Transaction so as to hedge all or any part of their exposure under this Agreement to interest rate fluctuations, they shall advise the Agent in writing.

28.8	Any such Treasury Transaction shall be concluded with the Hedging Provider on the terms of the Hedging Master Agreement but (except with the approval of the Majority Lenders) no such Treasury Transaction shall be concluded unless:

(a)	its purpose is to hedge the Borrowers’ interest rate risk in relation to borrowings under this Agreement for a period expiring no later than the Final Repayment Date;

(b)	its notional principal amount, when aggregated with the notional principal amount of any other continuing Hedging Contracts, does not and will not exceed the Loan as then scheduled to be repaid pursuant to clause 6.2 (Scheduled repayment of Facility); and

(c)	it is approved.

28.9	If and when any such Treasury Transaction has been concluded, it shall constitute a Hedging Contract for the purposes of the Finance Documents.

Unwinding of Hedging Contracts

28.10	If, at any time, and whether as a result of any prepayment (in whole or in part) of the Loan or any cancellation (in whole or in part) of any Commitment or otherwise, the aggregate notional principal amount under all Hedging Transactions in respect of the Loan entered into by the Borrowers exceeds or will exceed the amount of Loan outstanding at that time after such prepayment or cancellation, then (unless otherwise approved by the Majority Lenders) the Borrowers shall, immediately upon request by the Agent, close out and terminate sufficient Hedging Transactions as are necessary to ensure that the aggregate notional principal amount under the remaining continuing Hedging Transactions equals, and will in the future be equal to, the amount of the Loan at that time and as scheduled to be repaid from time to time thereafter pursuant to clause 6.2 (Scheduled repayment of Facility).

Variations

28.11	Except with approval or as required by clause 28.10 (Unwinding of Hedging Contracts), the Hedging Master Agreement and the Hedging Contracts shall not be varied.

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Releases and waivers

28.12	Except with approval, there shall be no release by the Borrowers of any obligation of any other person under the Hedging Contracts (including by way of novation), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

Assignment of Hedging Contracts by Borrowers

28.13	Except with approval or by the Hedging Contract Security, no Borrower shall assign or otherwise dispose of its rights under any Hedging Contract.

Termination of Hedging Contracts by Borrowers

28.14	Except with approval, no Borrower shall terminate or rescind any Hedging Contract or close out or unwind any Hedging Transaction except in accordance with clause 28.10 (Unwinding of Hedging Contracts) for any reason whatsoever.

Performance of Hedging Contracts by Borrowers

28.15	Each Borrower shall perform its obligations under the Hedging Contracts to which it is party and use its best endeavours to procure that each Hedging Provider shall perform its obligations under the Hedging Contracts to which it is party.

Information concerning Hedging Contracts

28.16	The Borrowers shall provide the Agent with any information it may request concerning any Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Agent to verify the amounts of all payments and any other amounts payable under the Hedging Contracts.

29	Events of Default

29.1	Each of the events or circumstances set out in clauses 29.2 (Non-payment) to 29.43 (Listing) is an Event of Default.

Non-payment

29.2	An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable, unless payment is made within three Business Days of its due date.

29.3	For the purposes of clause 29.2 and subject to the Agent's right to demand interest under clauses 8.3 to 8.5 (Default interest), payments expressed to be payable on demand shall be treated as paid when due if paid within three Business Days of demand.

Hedging Contracts

29.4	An Event of Default or Potential Event of Default (in each case as defined in the Hedging Master Agreement) has occurred and is continuing under any Hedging Contract.

29.5	An Early Termination Date (as defined in the Hedging Master Agreement) has occurred or been or become capable of being effectively designated under any Hedging Contract.

29.6	A person entitled to do so gives notice of such an Early Termination Date under any Hedging Contract except with approval or as may be required by clause 28.10 (Unwinding of Hedging Contracts).

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29.7	Any Hedging Contract is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with approval or as may be required by clause 28.10 (Unwinding of Hedging Contracts).

Financial covenants

29.8	The Borrowers do not comply with clause 20 (Financial covenants).

Value of security

29.9	The Borrowers do not comply with clause 25 (Minimum security value).

Insurance

29.10	The Insurances of a Mortgaged Ship are not placed and kept in force in the manner required by clause 24 (Insurance).

29.11	Any insurer either:

(a)	cancels any such Insurances; or

(b)	disclaims liability under them by reason of any mis-statement or failure or default by any person.

Other obligations

29.12	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 29.2 (Non-payment) clauses 29.4 to 29.7 (Hedging Contracts), clause 29.8 (Financial covenants), clause 29.9 (Value of security) and clauses 29.10 to 29.11 (Insurance)).

29.13	No Event of Default under clause 29.12 will occur if the Agent considers that the failure to comply is capable of remedy and the failure is remedied within fourteen Business Days of the earlier of (A) the Agent giving notice to the Borrowers and (B) any of the Borrowers becoming aware of the failure to comply or, in the case that a Borrower does not comply with clause 21.3 (Authorisations) by reason of the withdrawal of an authorisation in respect of a Ship, if such withdrawal has been contested by the relevant Borrower in good faith by appropriate steps and the withdrawal has been suspended.

Misrepresentation

29.14	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

Cross default

29.15	Any Financial Indebtedness of any Group Member is not paid when due nor within any originally applicable grace period.

29.16	Any Financial Indebtedness of any Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

29.17	Any commitment for any Financial Indebtedness of any Group Member is cancelled or suspended by a creditor of that Group Member as a result of an event of default (however described).

29.18	The counterparty to a Treasury Transaction entered into by any Group Member becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).

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29.19	Any creditor of any Group Member becomes entitled to declare any Financial Indebtedness of that Group Member due and payable prior to its specified maturity as a result of an event of default (however described).

29.20	No Event of Default will occur under clauses 29.15 to 29.19 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 29.15 to 29.19 is less than $250,000 (or its equivalent in any other currency or currencies).

Insolvency

29.21	A Group Member is unable or admits inability to pay its debts as they fall due, is deemed to, or is declared to, be unable to pay its debts under applicable law, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

29.22	The value of the assets of any Group Member is less than its liabilities (taking into account contingent and prospective liabilities).

29.23	A moratorium is declared in respect of any indebtedness of any Group Member. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

Insolvency proceedings

29.24	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member other than a solvent liquidation or reorganisation of any Group Member which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Group Member;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Group Member which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Member or any of its assets (including the directors of any Group Member requesting a person to appoint any such officer in relation to it or any of its assets); or

(d)	enforcement of any Security Interest over any assets of any Group Member,

or any analogous procedure or step is taken in any jurisdiction.

29.25	Clause 29.24 shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within seven days of commencement or, if earlier, the date on which it is advertised.

Creditors' process

29.26	Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action affects any asset or assets (including enforcement by a landlord) of any Group Member and is not discharged within seven days.

29.27	Any judgment or order for an amount is made against any Group Member and is not stayed or complied with within seven days.

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Unlawfulness and invalidity

29.28	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.

29.29	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

29.30	Any Finance Document or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

29.31	Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

Cessation of business

29.32	Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

Ownership of the Obligors

29.33	An Obligor (other than the Parent) is not or ceases to be a wholly-owned Subsidiary of the Parent.

Expropriation

29.34	The authority or ability of any Group Member to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Group Member or any of its assets.

Repudiation and rescission of Finance Documents

29.35	An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

Litigation

29.36	Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or threatened against any Group Member or any of its assets, rights or revenues which, if adversely determined, might have a Material Adverse Effect.

Material Adverse Effect

29.37	Any Environmental Incident or other event or circumstance or series of events (including any change of law) occurs which the Majority Lenders reasonably believe has, or is reasonably likely to have, a Material Adverse Effect.

Security enforceable

29.38	Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

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Arrest of Ship

29.39	Any Mortgaged Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the relevant Owner fails to procure the release of such Ship within a period of 15 days thereafter (or such longer period as may be approved).

Ship registration

29.40	Except with approval, the registration of any Mortgaged Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Ship is only provisionally registered on the date of its Mortgage, such Ship is not permanently registered under such laws within 90 days of such date.

Political risk

29.41	The Flag State of any Mortgaged Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means if, in any such case, such event or circumstance, in the reasonable opinion of the Agent, has or is reasonably likely to have, a Material Adverse Effect and, within 14 days of notice from the Agent to do so, such action as the Agent may require to ensure that such event or circumstance will not have such an effect has not been taken by the Borrowers.

Change of Control

29.42	Any Change of Control occurs.

Listing

29.43	The shares of the Parent are de-listed or cease to trade permanently on the NASDAQ.

Acceleration

29.44	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	declare that no withdrawals be made from any Account; and/or

(e)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

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30	Position of Hedging Provider

Rights of Hedging Provider

30.1	The Hedging Provider is a Finance Party and as such, will be entitled to share in the security constituted by the Security Documents in respect of any liabilities of the Borrowers under the Hedging Contracts in the manner and to the extent contemplated by the Finance Documents.

No voting rights

30.2	The Hedging Provider shall not be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts, provided that the Hedging Provider shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.

Acceleration and enforcement of security

30.3	Neither the Agent nor the Security Agent or any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to clause 29 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements of the Hedging Provider except to the extent that the Hedging Provider is also a Lender.

Close out of Hedging Contracts

30.4	The Parties agree that at any time on and after any Event of Default the Agent (acting on the instructions of the Majority Lenders) shall be entitled, by notice in writing to a Hedging Provider, to instruct such Hedging Provider to terminate and close out any Hedging Transactions (or part thereof) with the Hedging Provider. The Hedging Provider will terminate and close out the relevant Hedging Transactions (or parts thereof) and/or the relevant Hedging Contracts in accordance with such notice immediately upon receipt of such notice.

30.5	The Hedging Provider shall not be entitled to terminate or close out any Hedging Contract or any Hedging Transaction under it prior to its stated maturity except:

(a)	in accordance with a notice served by the Agent under clause 30.4; or

(b)	if the Borrowers have not paid amounts due under the Hedging Contract and such amounts remain unpaid for a period of 30 days after the due date for payment and the Agent (acting on the instructions of the Majority Lenders) consents to such termination or close out; or

(c)	if the Agent takes any action under clause 29.44 (Acceleration); or

(d)	if the Loan and other amounts outstanding under the Finance Documents (other than amounts outstanding under the Hedging Contracts) have been repaid by the Borrowers in full.

30.6	If there is a net amount payable to any Borrower under a Hedging Transaction or a Hedging Contract upon its termination and close out, the Hedging Provider shall forthwith pay that net amount (together with interest earned on such amount) to the Security Agent for application in accordance with clause 33.78 (Order of application).

30.7	No Hedging Provider (in any capacity) shall set-off any such net amount against or exercise any right of combination in respect of any other claim it has against a Borrower.

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Section 9 - Changes to Parties

31	Changes to the Lenders

Assignments by the Lenders

31.1	Subject to this clause 31, a Lender (the Existing Lender) may assign any of its rights under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

Conditions of assignment

31.2	The consent of the Borrowers is required for an assignment by a Lender, unless the assignment is to another Lender or an Affiliate of a Lender or an Event of Default is continuing. The Agent will immediately advise the Borrowers of the assignment.

31.3	The Borrowers’ consent to an assignment may not be unreasonably withheld or delayed and will be deemed to have been given ten Business Days after the Lender has requested consent unless consent is expressly refused within that time.

31.4	The Borrowers shall not be entitled to refuse or withhold consent to an assignment solely because an assignment may result in an increase to the Mandatory Cost.

31.5	An assignment will only be effective:

(a)	on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrowers and the other Finance Parties as it would have been under if it was an Original Lender;

(b)	on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Original Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(c)	on the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(d)	if that Existing Lender assigns equal fractions of its Commitment and participation in the Loan and each Utilisation (if any) under the Facility.

31.6	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

Fee and expenses

31.7	The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of $3,000 and shall, promptly on demand, pay the Agent and the Security Agent the amount of:

(a)	all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in connection with any such assignment; and

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(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such assignment.

Costs and expenses relating to security

31.8	The New Lender shall, promptly on demand, pay the Agent and the Security Agent the amount of:

(a)	all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent to facilitate the accession by the New Lender to, or assignment or transfer to the New Lender of, any Security Document and/or the benefit of any Security Document and any appropriate registration of any such accession or assignment or transfer; and

(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such accession, assignment or transfer.

Limitation of responsibility of Existing Lenders

31.9	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(d)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; or

(e)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

31.10	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of:

(b)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(d)	will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and

(e)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

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31.11	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 31 (Changes to the Lenders); or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel II Regulation to the transactions contemplated by the Finance Documents or otherwise.

Procedure for assignment

31.12	Subject to the conditions set out in clauses 31.2 to 31.6 (Conditions of assignment) an assignment may be effected in accordance with clause 31.15 when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under clause 31.5 which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, subject to clause 31.13, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

31.13	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

31.14	The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.

31.15	On the Transfer Date:

(a)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;

(b)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(c)	the New Lender shall become a Party to the Finance Documents as a "Lender" for the purposes of all the Finance Documents and will be bound by obligations equivalent to the Relevant Obligations.

31.16	Lenders may utilise procedures other than those set out in clauses 31.12 to 31.15 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with clauses 31.12 to 31.15 (Procedure for assignment) to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clauses 31.2 to 31.6 (Conditions of assignment).

Copy of Transfer Certificate to Borrowers

31.17	The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 31.5, send a copy of that Transfer Certificate and such other documents to the Borrowers.

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32	Changes to the Obligors

32.1	No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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Section 10 - The Finance Parties

33	Roles of Agent, Security Agent and Arranger

Appointment of the Agent

33.1	Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

33.2	Each such other Finance Party authorises the Agent:

(a)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.

Instructions to Agent

33.3	The Agent shall:

(a)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(ii)	in all other cases, the Majority Lenders; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

33.4	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

33.5	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

33.6	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

33.7	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

33.8	The Agent is not authorised to act on behalf of a Lender or the Hedging Provider (without first obtaining that Lender's or the Hedging Provider’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 33.8 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

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Duties of the Agent

33.9	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

33.10	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

33.11	Without prejudice to clause 31.17 (Copy of Transfer Certificate to Borrower), clause 33.10 shall not apply to any Transfer Certificate.

33.12	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

33.13	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

33.14	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger or the Security Agent, for their own account) under this Agreement it shall promptly notify the other Finance Parties.

33.15	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

Role of the Arranger

33.16	Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

No fiduciary duties

33.17	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

33.18	None of the Agent, the Security Agent or the Arranger shall be bound to account to any Lender or the Hedging Provider for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

Business with the Group

33.19	The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or their Affiliates.

Rights and discretions of the Agent

33.20	The Agent may:

(a)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

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(b)	assume that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(c)	rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.

33.21	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clauses 29.2 and 29.3 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(c)	any notice or request made by a Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

33.22	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts in the conduct of its obligations and responsibilities under the Finance Documents.

33.23	Without prejudice to the generality of clause 33.22 or clause 33.24, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

33.24	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

33.25	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

33.26	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

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33.27	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Agent and the Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

33.28	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

33.29	Neither the Agent nor the Arranger shall be obliged to request any certificate, opinion or other information under clause 19 (Information undertakings) unless so required in writing by a Lender or the Hedging Provider, in which case the Agent shall promptly make the appropriate request of the Borrowers if such request would be in accordance with the terms of this Agreement.

Responsibility for documentation and other matters

33.30	Neither the Agent nor the Arranger is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)	any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	accounting to any person for any sum or the profit element of any sum received by it for its own account;

(f)	the failure of any Obligor or any other party to perform its obligations under any Finance Document or the financial condition of any such person;

(g)	ascertaining whether all deeds and documents which should have been deposited with it (or the Security Agent) under or pursuant to any of the Security Documents have been so deposited;

(h)	investigating or making any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;

(i)	failing to register any of the Security Documents with the Registrar of Companies or any other public office;

(j)	failing to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;

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(k)	failing to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned;

(l)	(unless it is the same entity as the Security Agent) the Security Agent and/or any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under the Security Documents; or

(m)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

No duty to monitor

33.31	The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

Exclusion of liability

33.32	Without limiting clause 33.33 (and without prejudice to any other provision of the Finance Documents excluding or limiting the liability of the Agent) the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(a)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property, unless directly caused by its gross negligence or wilful misconduct;

(b)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property; or

(c)	without prejudice to the generality of paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Payment Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

33.33	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause subject to clauses 1.8 to 1.10 (Third party rights) and the provisions of the Third Parties Act.

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33.34	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

33.35	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out

(a)	any "know your customer" or other checks in relation to any person; or

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender or the Hedging Provider and each Lender and the Hedging Provider confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

33.36	Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

Lenders' indemnity to the Agent

33.37	Each Lender shall (in proportion (if no part of the Loan is then outstanding) to its share of the Total Commitments or (at any other time) to its participation in the Loan) indemnify the Agent, within three Business Days of demand, against:

(a)	any Losses for negligence or any other category of liability whatsoever incurred by such Lenders' Representative in the circumstances contemplated pursuant to clause 36.20 (Disruption to payment systems etc) notwithstanding the Agent's negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent); and

(b)	any other Losses (otherwise than by reason of the Agent's gross negligence or wilful misconduct) including the costs of any person engaged in accordance with clause 33.22 (Rights and discretions of the Agent) and any Receiver in acting as its agent under the Finance Documents, in each case incurred by the Agent in acting as such under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property).

33.38	Subject to clause 33.39, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to clause 33.37.

33.39	Clause 33.38 shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

Resignation of the Agent

33.40	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders, the Hedging Provider, the Security Agent and the Borrowers.

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33.41	Alternatively the Agent may resign by giving 30 days notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent.

33.42	If the Majority Lenders have not appointed a successor Agent in accordance with clause 33.41 within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent

33.43	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under clause 33.42, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 33 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

33.44	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrowers shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

33.45	The Agent's resignation notice shall only take effect upon the appointment of a successor.

33.46	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 33.44) but shall remain entitled to the benefit of clause 14.4 (Indemnity to the Agent and the Security Agent) and this clause 33 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

Replacement of the Agent

33.47	After consultation with the Borrowers, the Majority Lenders may, by giving 30 days' notice to the Agent replace the Agent by appointing a successor Agent.

33.48	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

33.49	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 33.48) but shall remain entitled to the benefit of clause 14.4 (Indemnity to the Agent and the Security Agent) and this clause 33 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

33.50	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

Confidentiality

33.51	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.
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33.52	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

33.53	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

Relationship with the Lenders and Hedging Provider

33.54	The Agent may treat the person shown in its records as Lender or as the Hedging Provider at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender or (as the case may be) as the Hedging Provider acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender or (as the case may be) the Hedging Provider to the contrary in accordance with the terms of this Agreement.

33.55	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 6 (Mandatory Cost formulae).

33.56	Any Lender or the Hedging Provider may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender or (as the case may be) the Hedging Provider under the Finance Documents. Such notice shall contain the address, fax number and and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender or (as the case may be) the Hedging Provider for the purposes of clause 38.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender or (as the case may be) the Hedging Provider.

33.57	Each Lender and the Hedging Provider shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent or the Security Agent, to perform its functions as Agent or Security Agent.

33.58	Each Lender and the Hedging Provider shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

Credit appraisal by the Lenders and Hedging Provider

33.59	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and the Hedging Provider confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and other Group Member;

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(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)	whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(e)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(f)	the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

Reference Banks

33.60	If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

Agent's management time and additional remuneration

33.61	Any amount payable to the Agent under clause 14.4 (Indemnity to the Agent and the Security Agent), clause 16 (Costs and expenses) and clause 33.37 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrowers and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 11 (Fees).

33.62	Without prejudice to clause 33.61, in the event of:

(a)	a Default;

(b)	(the Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Agent and the Borrowers agree to be of an exceptional nature or outside the scope of the normal duties of the Agent under the Finance Documents; or

(c)	the Agent and the Borrowers agreeing that it is otherwise appropriate in the circumstances,

the Borrowers shall pay to the Agent any additional remuneration that may be agreed between them or determined pursuant to clause 33.63.

33.63	If the Agent and the Borrowers fail to agree upon the nature of the duties, or upon the additional remuneration referred to in clause 33.62 or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent and approved by the Borrowers or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrowers) and the determination of any investment bank shall be final and binding upon the Parties.

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Deduction from amounts payable by the Agent

33.64	If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

Reliance and engagement letters

33.65	Each Finance Party confirms that each of the Arranger, the Security Agent and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger, the Security Agent or the Agent) the terms of any reliance letter or engagement letters relating to any reports, opinions or letters provided by accountants or other professional advisers in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports, opinions or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

Common parties

33.66	Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties. Where any Finance Document provides for the Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

Security Agent

33.67	Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to the beneficiaries of those Security Documents.

33.68	Each other Finance Party authorises the Security Agent:

(a)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders for execution by it.

33.69	The Security Agent accepts its appointment under clause 33.67 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 33.67 to 33.86 (inclusive) and the Security Documents to which it is a party.

Application of certain clauses to Security Agent

33.70	Clauses 33.20 to 33.29 (Rights and discretions of the Agent), clause 33.30 (Responsibility for documentation and other matters), clause 33.31 (No duty to monitor), clauses 33.32 to 33.36 (Exclusion of liability), clauses 33.37 to 33.39 (Lenders’ indemnity to the Agent), clauses 33.40 to 33.46 (Resignation of the Agent), clauses 33.47 to 33.50 (Replacement of Agent), clauses 33.51 to 33.53 (Confidentiality), clauses 33.54 to 33.58 (Relationship with the Lenders and Hedging Provider), clause 33.59 (Credit appraisal by the Lenders and Hedging Provider), clauses 33.61 to 33.63 (Agent's management time and additional remuneration) and clause 33.64 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the "Agent" in these clauses shall extend to include in addition a reference to the "Security Agent" in its capacity as such and, in clauses 33.20 to 33.29 (Rights and discretions of the Agent), references to the Lenders and a group of Lenders shall refer to the Agent.

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33.71	In addition, clauses 33.40 to 33.46 (Resignation of the Agent) and clauses 33.47 to 33.50 shall, for the purposes of their application to the Security Agent pursuant to clause 33.70, have the following additional clause inserted after them:

At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except where the Security Agent is retiring under clause 33.47 as extended to it by clause 33.70, in which case such costs shall be borne by the Lenders (in proportion (if no part of the Loan is then outstanding) to their shares of the Total Commitments or (at any other time) to their participations in the Loan).

Instructions to Security Agent

33.72	The Security Agent shall:

(a)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

33.73	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

33.74	Unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

33.75	The Security Agent may refrain from acting in accordance with any instructions of the Agent until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

33.76	In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

33.77	The Security Agent is not authorised to act on behalf of a Lender or the Hedging Provider (without first obtaining that Lender's or the Hedging Provider’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 33.77 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

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Order of application

33.78	The Security Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:

(a)	first, as to a sum equivalent to the amounts payable to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to clauses 33.37 to 33.39 (Lenders’ indemnity to the Agent) as extended to the Security Agent pursuant to clause 33.70 (Application of certain clauses to Security Agent)), for the Security Agent absolutely;

(b)	secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties under the Finance Documents, for those Finance Parties absolutely for application between them in accordance with clauses 36.8 to 36.10 (Partial payments);

(c)	thirdly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties under the Finance Documents and further application in accordance with this clause 33.78 as and when any such amounts later fall due;

(d)	fourthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(e)	fifthly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

33.79	The Security Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent) any other beneficiary of the Security Documents or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent), any other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrowers or any other person liable.

33.80	The Security Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in clauses 33.78 and 33.79 by paying such amounts to the Agent for distribution in accordance with clause 36 (Payment mechanics).

Powers and duties of the Security Agent as trustee of the security

33.81	In its capacity as trustee in relation to the Trust Property, the Security Agent:

(a)	shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)	shall (subject to clause 33.78 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent's gross negligence or wilful misconduct;

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(c)	may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and

(d)	may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).

All enforcement action through the Security Agent

33.82	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favour of the Security Agent only or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.
33.83	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent. If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

Co-operation to achieve agreed priorities of application

33.84	The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 33.78 (Order of application).

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Indemnity from Trust Property

33.85	In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each a Relevant Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:

(a)	in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(b)	as a result of any breach by an Obligor of any of its obligations under any Finance Document;

(c)	in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and

(d)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

33.86	The rights conferred by clause 33.85 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in clause 33.85 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person's own gross negligence or wilful misconduct.

Finance Parties to provide information

33.87	The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 33.78 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clauses 36.8 to 36.10 (Partial payments) and clause 33.78 (Order of application).

Release to facilitate enforcement and realisation

33.88	Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties.

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Undertaking to pay

33.89	Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

Additional trustees

33.90	The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrowers to appoint any person approved by the Borrowers (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment). The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

Non-recognition of trust

33.91	It is agreed by all the parties to this Agreement that:

(a)	in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 33, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)	the provisions of this clause 33 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent. The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

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34	Conduct of business by the Finance Parties

Finance Parties tax affairs

34.1	No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Finance Parties acting together

34.2	Notwithstanding clauses 2.2 to 2.4 (Finance Parties' rights and obligations), if the Agent makes a declaration under clause 29.43 (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrowers and any Group Members and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

34.3	Clause 34.2 shall not override clause 33 (Roles of Agent, Security Agent and Arranger) as it applies to the Security Agent.

Majority Lenders

34.4	Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.

34.5	If, within ten Business Days of the Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 66 2/3 per cent of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded.

34.6	For the purposes of clause 34.5, any Lender which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

34.7	Clauses 34.5 and 34.6 shall not apply in relation to those matters referred to in, or the subject of, clauses 35.5 and 35.6 (Exceptions).

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Conflicts

34.8	Each Borrower acknowledges that the Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrowers may have conflicting interests in respect of the Facility or otherwise.

34.9	No member of an Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of an Arranger Group has as Agent in respect of the Finance Documents. The Borrowers also acknowledge that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

34.10	The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

35	Sharing among the Finance Parties

Payments to Finance Parties

35.1	If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 36 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 36 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clauses 36.8 to 36.10 (Partial payments).

Redistribution of payments

35.2	The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clauses 36.8 to 36.10 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

Recovering Finance Party's rights

35.3	On a distribution by the Agent under clause 35.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

Reversal of redistribution

35.4	If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

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(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

Exceptions

35.5	This clause 35 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

35.6	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings;

(b)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and

(c)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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Section 11 - Administration

36	Payment mechanics

Payments to the Agent

36.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Contract), that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

36.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

Distributions by the Agent

36.3	Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 36.4 (Distributions to an Obligor) and clauses 36.5 to 36.7 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

Distributions to an Obligor

36.4	The Agent may (with the consent of the Obligor or in accordance with clause 37 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

Clawback and pre-funding

36.5	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

36.6	Unless clause 36.7 applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

36.7	If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(a)	the Agent shall notify the Borrowers of that Lender's identity and the Borrowers shall on demand refund it to the Agent; and

(b)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrowers, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

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Partial payments

36.8	If the Agent receives a payment for application against amounts in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Arranger under those Finance Documents;

(b)	secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 33.38 (Lenders' indemnity to the Agent) including any amount owing to the Lenders under clause 33.38 as a result of clauses 33.37 to 33.39 being extended to the Security Agent by clause 33.70 (Application of certain clauses to Security Agent);

(c)	thirdly, in or towards payment pro rata (a) to the Lenders pro rata of any accrued interest, fee or commission due to them but unpaid under those Finance Documents and (b) to the Hedging Provider of any accrued interest, fee or commission due to them but unpaid under the Hedging Contracts;

(d)	fourthly, in or towards payment pro rata (a) to the Lenders pro rata of any principal and (b) to the Hedging Provider of any net amounts due to them but unpaid under the Hedging Contracts which is due but unpaid under those Finance Documents; and

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

36.9	The Agent shall, if so directed by the Majority Lenders and the Hedging Provider, vary the order set out in paragraphs (b) to (e) of clause 36.8.

36.10	Clauses 36.8 and 36.9 will override any appropriation made by an Obligor.

No set-off by Obligors

36.11	All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

Business Days

36.12	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

36.13	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

Currency of account

36.14	Subject to clauses 36.16 to 36.17, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

36.15	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

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36.16	Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

36.17	All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

Change of currency

36.18	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

36.19	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

Disruption to payment systems etc.

36.20	If either the Agent determines (in its discretion) that a Payment Disruption Event has occurred or the Agent is notified by the Borrowers that a Payment Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrowers shall (whether or not it is finally determined that a Payment Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 42 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 36.20; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

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37	Set-off

37.1	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

38	Notices

Communications in writing

38.1	Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

Addresses

38.2	The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);

(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(c)	in the case of the Security Agent, the Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and

(d)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

Delivery

38.3	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 38.2 (Addresses), if addressed to that department or officer.

38.4	Any communication or document to be made or delivered to the Agent or the Security Agent, will be effective only when actually received by the Agent or the Security Agent, and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent, shall specify for this purpose).

38.5	All notices from or to an Obligor shall be sent through the Agent.

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38.6	Any communication or document made or delivered to the Borrowers in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

38.7	Any communication or document which becomes effective, in accordance with clauses 38.3 to 38.6, after 5:00pm in the place of receipt shall be deemed only to become effective on the following day.

Notification of address and fax number

38.8	Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 38.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

English language

38.9	Any notice given under or in connection with any Finance Document shall be in English.

38.10	All other documents provided under or in connection with any Finance Document shall be:

(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

39	Calculations and certificates

Accounts

39.1	In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

Certificates and determinations

39.2	Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

Day count convention

39.3	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

40	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

41	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

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42	Amendments and waivers

Required consents

42.1	Subject to clause 42.5 (All Lender matters) and clauses 42.6 to 42.8 (Other exceptions), any term of the Finance Documents may be amended or waived with the consent of the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Agent or the Security Agent,, the consent of the Agent or the Security Agent,) and any such amendment or waiver agreed or given by the Agent will be binding on all the Finance Parties.

42.2	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 42.

42.3	Without prejudice to the generality of clauses 33.22, 33.23 and 33.24 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

42.4	Each Obligor agrees to any such amendment or waiver permitted by this clause 42 which is agreed to by the Borrowers. This includes any amendment or waiver which would, but for this clause 42.4, require the consent of the Parent.

All Lender matters

42.5	An amendment, waiver or discharge or release or a consent of, or in relation to, the terms of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in clause 1.1 (Definitions);

(b)	the definition of "Last Availability Date" in clause 1.1 (Definitions);

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;

(e)	an increase in, or an extension of, any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(f)	a change to the Borrowers or any other Obligor;

(g)	any provision which expressly requires the consent or approval of all the Lenders;

(h)	clauses 2.2 to 2.4 (Finance Parties' rights and obligations), clause 31 (Changes to the Lenders), clause 35.1 (Payments to Finance Parties), this clause 42, clause 45 (Governing law) or clauses 46.1 to 46.3 (Jurisdiction of English courts);

(i)	the order of distribution under clauses 36.8 to 36.10 (Partial payments);

(j)	the order of distribution under clause 33.78 (Order of application);

(k)	the currency in which any amount is payable under any Finance Document;

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(l)	an increase in any Commitment or the Total Commitments, an extension of any period within which the Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments rateably;

(m)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed;

(n)	the nature or scope of the guarantee and indemnity granted under clause 17 (Guarantee and indemnity); or

(o)	the circumstances in which the security constituted by the Security Documents are permitted or required to be released under any of the Finance Documents,

shall not be made, or given, without the prior consent of all the Lenders.

Other exceptions

42.6	Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the Hedging Provider.

42.7	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, Security Agent or the Arranger (as the case may be).

42.8	Notwithstanding clauses 42.1 to 42.7 (inclusive), the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

Releases

42.9	Except with the approval of the Lenders or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:

(a)	any Charged Property from the security constituted by any Security Document; or

(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.

43	Confidentiality

Confidential Information

43.1	Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 43.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

Disclosure of Confidential Information

43.2	Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

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(b)	to any person:

(i)	to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraphs (b) (c) or (b) (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under clause 33.56 (Relationship with the Lenders and Hedging Provider));
(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b) (i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Borrowers,

in each case, such Confidential Information as that Finance Party shall consider appropriate;

(c)	to any person appointed by that Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

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Entire agreement

43.3	This clause 43 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

Inside information

43.4	Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

Notification of disclosure

43.5	Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to clause 43.2(b)(v) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 43 (Confidentiality).

Continuing obligations

43.6	The obligations in this clause 43 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

44	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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Section 12 - Governing Law and Enforcement

45	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

46	Enforcement

Jurisdiction of English courts

46.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

46.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

46.3	Clauses 46.1 and 46.2 are for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

Service of process

46.4	Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor's English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)	if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

112

Schedule 1
The original parties

Borrowers

Name:	DEVOCEAN MARITIME LTD.
Original Jurisdiction	Republic of the Marshall Islands
Registration number (or equivalent, if any)	24361
English process agent (if not incorporated in England)	Messrs. Saville & Co. at present of One Carey Lane, London EC2V 8AE, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	c/o Globus Shipmanagement Corp. 128 Vouliagmenis Avenue 166 74 Glyfada Greece

Name:	DOMINA MARITIME LTD.
Original Jurisdiction	Republic of the Marshall Islands
Registration number (or equivalent, if any)	40259
English process agent (if not incorporated in England)	Messrs. Saville & Co. at present of One Carey Lane, London EC2V 8AE, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	c/o Globus Shipmanagement Corp. 128 Vouliagmenis Avenue 166 74 Glyfada Greece

Name:	DULAC MARITIME S.A.
Original Jurisdiction	Republic of the Marshall Islands
Registration number (or equivalent, if any)	40253
English process agent (if not incorporated in England)	Messrs. Saville & Co. at present of One Carey Lane, London EC2V 8AE, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	c/o Globus Shipmanagement Corp. 128 Vouliagmenis Avenue 166 74 Glyfada Greece

113

Parent

Name of Parent	GLOBUS MARITIME LIMITED
Original Jurisdiction	Republic of the Marshall Islands
Registration number (or equivalent, if any)	44376
English process agent (if not incorporated in England)	Messrs. Saville & Co. at present of One Carey Lane, London EC2V 8AE, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	c/o Globus Shipmanagement Corp. 128 Vouliagmenis Avenue 166 74 Glyfada Greece

The Original Lenders

Name	HSH NORDBANK AG
Commitment $	30,000,000
TOTAL	30,000,000

The Agent

Name	HSH NORDBANK AG
Facility Office, address, fax number and attention details for notices	Facility Office:	HSH Nordbank AG
Gerhart-Hauptmann-Platz 50
D-20095 Hamburg
Germany
	Address:	Gerhart-Hauptmann-Platz 50
D-20095 Hamburg
Germany
	Fax Number:	+49 40 3333 34118
	Attention:	Credit Risk Management Europe & Offshore
with a copy to:
	Fax Number:	+30 210 42 95 323
	Attention:	Mr Loukas Lagaras / Mr Solon Merikas

114

The Security Agent

Name	HSH NORDBANK AG
Facility Office, address, fax number and attention details for notices	Facility Office:	HSH Nordbank AG Gerhart-Hauptmann-Platz 50 D-20095 Hamburg Germany
	Address:	Gerhart-Hauptmann-Platz 50
D-20095 Hamburg
Germany
	Fax Number:	+49 40 3333 34118
	Attention:	Credit Risk Management Europe & Offshore
with a copy to:
	Fax Number:	+30 210 42 95 323
	Attention:	Mr Loukas Lagaras / Mr Solon Merikas

The Hedging Provider

Name	HSH NORDBANK AG
Facility Office, address, fax number and attention details for notices	Facility Office:	HSH Nordbank AG Martensdamm 6 24103 Kiel Germany
	Address:	Martensdamm 6
24103 Kiel
Germany
	Fax Number:	+49 40 3333 34086

	Attention:	Zinsderivatabwicklung
with a copy to:
	Fax Number:	+30 210 42 95 323
	Attention:	Mr Loukas Lagaras / Mr Solon Merikas

115

Schedule 2
Ship information

Part 1

Name of Ship:	River Globe
Owner:	Devocean Maritime Ltd.
Ship Commitment:	$9,150,000
Flag State:	Republic of the Marshall Islands
Port of Registry:	Majuro
Official Number:	2977
Classification:	NS* (Bulk Carrier-Type A)(PrimeShip-Direct Assessment & Fatigue Assesment)(ESP)(IWS) MNS*
Classification Society:	Nippon Kaiji Kyokai
Major Casualty Amount:	$250,000

Part 2

Name of Ship:	Sky Globe
Owner:	Domina Maritime Ltd.
Ship Commitment:	$10,100,000
Flag State:	Republic of the Marshall Islands
Port of Registry:	Majuro
Official Number:	3949

Classification:	100 A5
CSR ESP IW BWM DBC DG GRAB [20 T]
Bulk Carrier, BC-A
{holds 2, 4 may be empty}
MC AUT

Classification Society:	DNV GL
Major Casualty Amount:	$250,000

116

Part 3

Name of Ship:	Star Globe
Owner:	Dulac Maritime S.A.
Ship Commitment:	$10,750,000
Flag State:	Republic of the Marshall Islands
Port of Registry:	Majuro
Official Number:	3950

Classification:	100 A5
CSR ESP IW BWM DBC DG GRAB [20 t] C1D11
Bulk Carrier, BC-A
{holds 2, 4 may be empty}
MC AUT

Classification Society:	DNV GL
Major Casualty Amount:	$250,000

117

Schedule 3
Conditions precedent

Part 1
Conditions precedent to any Utilisation

1	Original Obligors' corporate documents

(a)	A copy of the Constitutional Documents of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (Relevant Documents) and resolving that it execute the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Relevant Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and any Selection Notice) to be signed and/or despatched by it under or in connection with the Relevant Documents to which it is a party.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)	(If required by the Agent and/or the Agent’s legal advisers) a copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of, and the transactions contemplated by, the Relevant Documents to which such Obligor is a party.

(f)	(If required by the Agent and/or the Agent’s legal advisers) a copy of a resolution of the board of directors of each corporate shareholder of each Original Obligor approving the terms of the resolution referred to in paragraph (e) above.

(g)	A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(h)	A copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Original Obligor.

(i)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

118

2	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)	A legal opinion of Norton Rose Fulbright Greece addressed to the Arranger, the Security Agent and the Agent on matters of English law, substantially in the form approved by the Agent prior to signing this Agreement.

(b)	A legal opinion of the legal advisers to the Arranger, the Security Agent and the Agent in England and also each jurisdiction in which an Obligor is incorporated and/or which is or is to be the Flag State of a Mortgaged Ship, or in which an Account opened at the relevant time is established substantially in the form approved by the Agent prior to signing this Agreement.

3	Other documents and evidence

(a)	Evidence that any process agent referred to in clause 46.4 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the first Utilisation Date, if not an Original Obligor, has accepted its appointment.

(b)	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements.

(d)	Evidence that the fees, commissions, costs and expenses then due from the Borrowers pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

4	Bank Accounts

Evidence that any Account required to be established under clause 26 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the relevant Account Holder in favour of the Security Agent and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

5	Hedging Master Agreement and Hedging Contract Security

Evidence that:

(a)	the Hedging Master Agreement has been executed by the Borrowers and the Hedging Provider;

(b)	the Borrowers have executed the Hedging Contract Security in favour of the Security Agent; and

(c)	any notice required to be given to the Hedging Provider under the Hedging Contract Security has been given to it and acknowledged by it in the manner required by the Hedging Contract Security.

119

6	Group Structure

Evidence in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders) of the Borrowers’, Guarantor’s and the Group’s ownership structure, including a list of the Parent’s Subsidiaries.

7	Memorandum of Agreement

A copy of the memorandum of agreement in respect of each Ship, made between the relevant Owner and the seller of such Ship.

8	"Know your customer" information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.

120

Part 2

Ship and security conditions precedent

1	Corporate documents

(a)	A certificate of an authorised signatory of the relevant Owner certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)	A certificate of an authorised signatory of each other Obligor which is party to any of the Original Security Documents required to be executed at or before Delivery of the Ship certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Security

(a)	The Mortgage and the General Assignment in respect of the relevant Ship duly executed by the relevant Owner.

(b)	Any Manager's Undertaking in respect of the relevant Ship then required pursuant to the Finance Documents duly executed by the relevant manager.

(c)	Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.

(d)	If applicable, the Charter Assignment in respect of the relevant Ship duly executed by the relevant Owner.

3	Delivery and registration of Ship

Evidence that the relevant Ship:

(a)	is legally and beneficially owned by the relevant Owner and registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	is classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

(c)	is insured in the manner required by the Finance Documents; and

(d)	any prior registration (other than through the relevant Registry in the relevant Flag State) of the relevant Ship has been or will (within such period as may be approved) be cancelled.

4	Mortgage registration

Evidence that the Mortgage in respect of the relevant Ship has been registered against the relevant Ship through the relevant Registry under the laws and flag of the relevant Flag State.

121

5	Legal opinions

The following further legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)	A legal opinion of Norton Rose Fulbright Greece addressed to the Security Agent and the Agent on matters of English law, substantially in the form approved by the Agent prior to signing this Agreement in relation to Security Documents.

(b)	A legal opinion of the legal advisers to the Security Agent and the Agent in each jurisdiction in which an Obligor is incorporated and/or which is or is to be the Flag State of a Mortgaged Ship, or in which an Account opened at the relevant time is established substantially in the form approved by the Agent prior to signing this Agreement.

6	Insurance

In relation to the relevant Ship’s Insurances:

(a)	if required by the Agent, an opinion from insurance consultants appointed by the Agent on such Insurances;

(b)	evidence that such Insurances have been placed in accordance with clause 24 (Insurance); and

(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

7	ISM and ISPS Code

Copies of:

(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the relevant Ship for the purposes of that code;

(b)	the safety management certificate in respect of the relevant Ship issued in accordance with the ISM Code;

(c)	the international ship security certificate in respect of the relevant Ship issued under the ISPS Code; and

(d)	if so requested by the Agent, any other certificates issued under any applicable code required to be observed by the relevant Ship or in relation to its operation under any applicable law.

8	Value of security

Valuations obtained (not more than 21 days before the relevant Utilisation Date) in accordance with clause 25 (Minimum security value).

9	Fees and expenses

Evidence that the fees, commissions, costs and expenses that are due from the Borrowers pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.

122

10	Survey report

If required by the Agent, a survey report from approved surveyors obtained not more than 10 days before the relevant Utilisation Date evidencing that the relevant Ship is seaworthy and capable of safe operation.

11	Environmental matters

Copies of the relevant Ship’s certificate of financial responsibility and vessel response plan required under United States law and evidence of their approval by the appropriate United States government entity and (if requested by the Agent) an environmental report in respect of the relevant Ship from an approved person.

12	Management Agreement

Where a manager of the relevant Ship has been approved in accordance with clause 22.6 (Manager), a copy, certified by an approved person to be a true and complete copy, of the agreement between the relevant Owner and the manager relating to the appointment of the manager.

13	Minimum liquidity

Evidence that an amount of at least:

(a) $250,000 at the time of the first Utilisation;

(b) $500,000 at the time of the second Utilisation; and

(c) $750,000 at the time of the third Utilisation,

is standing to the credit of the Minimum Liquidity Account.

14	Existing Facility

(a)	A deed of release, in an approved form, releasing the relevant Owner and the manager of the relevant Ship from its obligations under (i) the Existing Facility and (ii) any security documents executed by them in respect of the relevant Ship pursuant to the Existing Facility.

(b)	Evidence that all Security Interests created by the relevant Owner, the Parent and the manager of the relevant Ship, over or in relation to the relevant Ship pursuant to the Existing Facility have been discharged.

123

Schedule 4
Utilisation Request

From:	DEVOCEAN MARITIME LTD.
DOMINA MARITIME LTD.
and
DULAC MARITIME S.A.

To:	HSH NORDBANK AG

Dated:	[●] 2015

Dear Sirs

$30,000,000

Facility Agreement dated [●] 2015 (the Agreement)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the [Devocean] [Domina] [Dulac] Advance on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Amount:	$[●]

3	We confirm that each condition specified in clause 4.4 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4	The purpose of this Advance is [specify purpose complying with clause 3 of the Agreement] and its proceeds should be credited to [●] [specify account].

5	We request that the first Interest Period for the Loan be [●] months.

6	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
DEVOCEAN MARITIME LTD.
DOMINA MARITIME LTD.
and
DULAC MARITIME S.A.

124

Schedule 5
Selection Notice

From:	DEVOCEAN MARITIME LTD.
DOMINA MARITIME LTD.
and
DULAC MARITIME S.A.

To:	HSH NORDBANK AG

Dated:	[●] 2015

Dear Sirs

$30,000,000

Facility Agreement dated [●] 2015 (the Agreement)

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Loan be [●] months.

3	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
DEVOCEAN MARITIME LTD.
DOMINA MARITIME LTD.
and
DULAC MARITIME S.A.

125

Schedule 6
Mandatory Cost formulae

1	The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the Loan or any relevant unpaid sum) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Bank lending from a lending office in a Participating Member State will be the percentage notified by that Bank to the Agent. This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in the Loan or the relevant unpaid sum made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Bank lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

per cent per annum.

Where E is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(c)	“Participating Member State” mans any member of the European Union that adopts or has adopted the euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union'

(d)	“Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rule.

6	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

126

7	Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to 6 and 7 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11	Any determination by the Agent pursuant to this schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

12	The Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all parties to this Agreement any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

127

Schedule 7
Form of Transfer Certificate

To:	[●] as Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

$30,000,000 Facility Agreement dated [●] 2015 (the Agreement)

1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clauses 31.12 to 31.16 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in the Loan under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in the Loan under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(d)	The proposed Transfer Date is [●].

(e)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 38.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clauses 31.9 to 31.11 (Limitation of responsibility of Existing Lenders).

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

6	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note: The execution of this Transfer Certificate may not assign a proportionate share of the Existing Lender's interest in the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

128

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This is accepted by the Agent as a Transfer Certificate and the Transfer Date is confirmed as [ ].

Signature of this Transfer Certificate by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

129

Schedule 8
Form of Compliance Certificate

To:	[●] as Agent

From:	GLOBUS MARITIME LIMITED as Parent

Dated:	[●] 2015

Dear Sirs

$30,000,000

Facility Agreement dated [●] 2015 (the "Agreement")

1	I/We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I/We confirm that:

(a)	The cash balances maintained by the Borrowers in the Minimum Liquidity Account at all times during the relevant financial year of the Group is $[●] versus the minimum amount of $[250,000][500,000][750,000].

(b)	The Tangible Net Worth is $[●] versus the required minimum Tangible Net Worth of $30,000,000.

(c)	The aggregate amount of Cash held by the Group on a consolidated basis is $[●] versus the minimum required amount of $[●], being an amount equal to 5% of the Total Indebtedness.

(d)	The ratio of Total Liabilities to the Market Value Adjusted Assets is [●]:1.00, versus the maximum required ratio of 0.75:1.00.

3	I/We confirm that the Security Value is $[●], calculated pursuant to valuations dated [●] [insert date of valuations, not older than [●] days] attached in Appendix A, compared against a Minimum Value of $[●] calculated as shown in Appendix A.

4	[I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

Signed by:

Signed by:
[●]
Director and Chief Financial Officer
and by
[●]
Director
GLOBUS MARITIME LIMITED

130

SIGNATURES

THE BORROWERS

DEVOCEAN MARITIME LTD.

By:	/s/ Nikolaos Kalapotharakos
Attorney-in-fact

DOMINA MARITIME LTD.

By:	/s/ Nikolaos Kalapotharakos
Attorney-in-fact

DULAC MARITIME S.A.

By:	/s/ Nikolaos Kalapotharakos
Attorney-in-fact

THE PARENT

GLOBUS MARITIME LIMITED

By:	/s/ Nikolaos Kalapotharakos
Attorney-in-fact

THE ARRANGER

HSH NORDBANK AG

By:	/s/ Evangelia Platsidaki
Attorney-in-fact

THE AGENT

HSH NORDBANK AG

By:	/s/ Evangelia Platsidaki
Attorney-in-fact

131

THE SECURITY AGENT

HSH NORDBANK AG

By:	/s/ Evangelia Platsidaki
Attorney-in-fact

THE LENDERS

HSH NORDBANK AG

By:	/s/ Evangelia Platsidaki
Attorney-in-fact

THE HEDGING PROVIDER

HSH NORDBANK AG

By:	/s/ Evangelia Platsidaki
Attorney-in-fact

132